Warehouse Lease Agreement

COI NEW ALBANY INDUSTRIAL 300, LLC, an Ohio limited liability company -- Landlord

and

HIMS, INC., a Delaware corporation -- Tenant

9750 Innovation Campus Way, New Albany, Ohio

Dated as of January 27, 2020

Table of Contents

Warehouse Lease Agreement

This Warehouse Lease Agreement is made and entered into as of the Effective Date by and between COI NEW ALBANY INDUSTRIAL 300, LLC, an Ohio limited liability company, as Landlord, and HIMS, INC., a Delaware corporation, as Tenant.

Definitions

Capitalized terms used in this Lease and not defined elsewhere have the meanings given them on the attached Exhibit A.

Basic Terms

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	**Premises:**	The Premises consist of approximately 302,880 rentable square feet located within the Building as depicted on the site plan set forth on the attached Exhibit C (**"Site Plan"**). The Premises consists of 100% of the rentable area of the Building.	
2.	**Building:**	A warehouse/distribution building commonly known as 9750 Innovation Campus Way, New Albany, Ohio, consisting of approximately 302,880 rentable square feet.	
3.	**Lease Term:**	63 Lease Months (See Section 1.2)	
4.	**Delivery Date:**	June 1, 2020	
5.	**Basic Rent:**		
	Periods	Annual Basic Rent per rentable square foot of the Premises (See Section 2.1)	Monthly Installments of Basic Rent
	Stub Month	$4.95	$124,938.00 (which shall be prorated based on the number of days in the Stub Month over the number of days in the calendar month)
	Full Months 1 through 12 (See Section 2.1)	$4.95	$124,938.00
	Full Months 13 through 24	$5.07	$128,061.45
	Full Month 25 through 36	$5.20	$131,262.99
	Full Months 37 through 48	$5.33	$134,544.56
	Full Months 49 through 60	$5.46	$137,908.17
	Full Months 61 through 63	$5.60	$141,355.88
6.	**Initial Tenant's Share of Property Expenses Percentage:**	100%	
7.	**Permitted Use:**	Warehouse, distribution, pharmacological fulfillment, pharmacy (to the extent allowed under applicable Laws and Permitted Encumbrances) with related office	

8.	**Letter of Credit Required Amount:**	$855,636.00
9.	**Improvement Allowance:**	$1,817,280.00 for Tenant's Improvements (See Section 17.1)
10.	**Current Property Manager/Rent Payment Address:**	VanTrust Real Estate, LLC 4900 Main Street, Suite 400 Kansas City, Missouri 64112 Attn: Asset Management Telephone: (816) 569-1439
11.	**Address of Landlord for Notices:**	c/o VanTrust Real Estate, LLC Suite 300 775 Yard Street Columbus, Ohio 43212 Attn: Andrew Weeks Telephone: (614) 745-0610
	With a copy to:	VanTrust Real Estate, LLC 4900 Main Street, Suite 400 Kansas City, Missouri 64112 Attn: Executive Vice President, Asset Management Telephone: (816) 569-1439
	With a copy to:	O'Rourke, Hogan, Fowler & Dwyer, LLC Suite 3700 10 South LaSalle Street Chicago, Illinois 60603 Attn: W. Craig Fowler Telephone: (312) 739-3511
	With a copy to:	Property Manager at the address described above in the Basic Terms.
12.	**Address of Tenant for Notices:**	Hims, Inc. 340 Bryant Street Suite 300 San Francisco, CA 94107 Attn: Legal Department E-mail: legal@forhims.com
	With a copy to:	Valence Law Group, PC 2855 Mitchell Drive Suite 260 Walnut Creek, CA 94598 Attn: Krista Kim, Telephone: (415) 735-5930
13.	**Broker(s):**	Jones Lang LaSalle (for Landlord) CBRE, Inc. (for Tenant) (See Section 19.11)

Article 1 – Lease of Premises and Lease Term

1.1 Premises. In consideration of the covenants and agreements set forth in this Lease and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms and conditions set forth in this Lease. The approximate sizes of the Premises and Building set forth in the Basic Terms are stipulated to be the rentable square feet of the Premises and Building for all purposes in this Lease, including without limitation, the calculation of Basic Rent and Tenant's Share of Property Expenses. The Premises shall not be subject to remeasurement except due to physical changes to the square footage (e.g. due to casualty or condemnation), but not due to remeasurement.

1.2 Term; Commencement. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires at 11:59 p.m. on the last day of the last calendar month of the Term. Landlord will tender possession of the Premises to Tenant upon Substantial Completion of Tenant's Improvements pursuant to Article 17 broom clean, vacant and in the condition required in this Lease. Promptly after the Commencement Date (and within 10 Business Days after Landlord's presentation thereof), Landlord and Tenant will execute a "Commencement Date Memorandum" in substantially the form of the attached Exhibit D.

1.3 Access Prior to Substantial Completion. Subject to this Section 1.3, beginning on or about April 27, 2020 (or such later date as may be required in the event of Tenant Delays or other Force Majeure), Tenant will be allowed access to the warehouse portion of the Premises to install its racking, cabling, drops and related trade fixtures in the Premises and to any proposed computer room to install wiring, and to the office portion of the Premises to install cabling provided, however, that (a) Tenant must comply with and observe, all applicable Laws (including, without limitation, any required Certificate of Occupancy), all safety rules and procedures, and all other terms and conditions of this Lease, (b) Tenant will not interfere with the construction of Tenant's Improvements or cause any labor dispute as a result of Tenant's installations, and must coordinate with Landlord and its contractors in connection with Tenant's installations, (c) Tenant assumes all risk of loss or damage to Tenant's racking and related trade fixtures and to any and all personal property of Tenant or its contractors, subcontractors, agents and employees, and (d) Tenant will indemnify, defend, save and hold harmless the Landlord Parties from and against any loss or damage to such racking, trade fixtures and other personal property, and all liability, loss or damage arising from any injury to the property of Landlord, or its contractors, subcontractors or materialmen, and any death or personal injury to any person or persons to the extent arising out of such installations or the presence of Tenant or its contractors, subcontractors, agents and employees on the Premises. Following written notice and a reasonable opportunity to cure, Landlord may, at any time, suspend Tenant's rights to the aforesaid access prior to the Commencement Date if Landlord determines that such access or any work being performed by or for Tenant is unreasonably interfering with the construction of Tenant's Improvements, is creating security or safety risks or is otherwise not in conformance with the conditions of this Section 1.3. In no event may Tenant conduct business in the Premises during such early access period.

1.4 Quiet Enjoyment. So long as Tenant pays all Rent within the applicable notice and cure periods and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease within the applicable notice and cure periods, Landlord covenants and agrees that, from and after the Commencement Date, Tenant may quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord.

1.5 Common Area. Tenant will have the right to use the Common Area during the Term for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Such right to use the Common Area is subject to all of the terms and conditions of this Lease, including, without limitation, all Property Rules and other Laws.

1.6 Extension of Term. Provided that no Event of Default exists at the time of exercise, Tenant may extend the Term of this Lease for up to one (1) period of five (5) years. Tenant must exercise such right of extension by delivering written notice of Tenant's exercise at least 12, but not more than 15, months prior to the expiration of the Term (as may have been extended). The extension of the Term will be on the same terms, covenants and conditions as in this Lease, other than Basic Rent. Basic Rent for the extension period will be the Fair Market Basic Rent determined in accordance with the terms and conditions of this Lease. If Tenant timely exercises its right to extend

the Term in accordance with the terms of this Lease, then, Landlord will reasonably determine such Fair Market Basic Rent and deliver Landlord's determination to Tenant at least 11 months prior to the expiration of the then-current Term. In no event will the monthly Fair Market Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant for the Lease Month immediately prior to commencement of the applicable extension period. The extension right is personal to Tenant and may not be assigned or transferred in any manner except in connection with an approved Transfer under Article 13.

1.6.1 Rent Appraisal. If Tenant disputes Landlord's determination of the Fair Market Basic Rent for the extension of the Term, Tenant will deliver notice of such dispute, together with Tenant's proposed Fair Market Basic Rent, to Landlord within 15 days after Landlord's delivery of its determination. The parties will then attempt in good faith to agree upon the Fair Market Basic Rent. If the parties fail to agree within 15 days after the delivery of Tenant's notice of dispute, then either party will be entitled to give notice to the other electing to have the Fair Market Basic Rent selected by an appraiser as provided in this Section 1.6.1. Upon delivery and receipt of such notice, the parties will, within 10 days thereafter, mutually appoint an independent appraiser who will select (in the manner set forth below) the Fair Market Basic Rent (**"Deciding Appraiser"**). The Deciding Appraiser must have at least five years of full-time commercial appraisal experience with projects comparable to the Property and be a member of the American Institute of Real Estate Appraisers or a similar appraisal association. The Deciding Appraiser may not have any material financial or business interest in common with either Landlord or Tenant or their respective Affiliates. If Landlord and Tenant are not able to agree upon a Deciding Appraiser within such ten (10) days, each party will within the next five business days thereafter separately select an appraiser meeting the criteria set forth above, which two appraisers will, within five business days after their selection, mutually appoint a third appraiser meeting the criteria set forth above to be the Deciding Appraiser. Within 10 days after the appointment (by either method) of the Deciding Appraiser, Landlord and Tenant will submit to the Deciding Appraiser their respective determinations of Fair Market Basic Rent and any related information that Landlord or Tenant, as the case may be, wishes the Deciding Appraiser to consider. Within 30 days after such appointment of the Deciding Appraiser, the Deciding Appraiser will review each party's submittal (and such other information as the Deciding Appraiser deems necessary) and will select, in total and without modification, the submittal presented by either Landlord or Tenant as the Fair Market Basic Rent; provided, however, that in no event will the Fair Market Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of abatements) payable by Tenant immediately prior to commencement of the applicable extension period. Subject to the previous sentence, if the Deciding Appraiser timely receives one party's submittal, but not both, the Deciding Appraiser must designate the submitted proposal as the Fair Market Basic Rent for the applicable extension of the Term. Any determination of Fair Market Basic Rent made by the Deciding Appraiser in violation of the provisions of this Section 1.6.1 will be beyond the scope of authority of the Deciding Appraiser and will be null and void. If the determination of Fair Market Basic Rent is made by a Deciding Appraiser, Landlord and Tenant will each pay, directly to the Deciding Appraiser, 50% of all fees, costs and expenses of the Deciding Appraiser. Landlord and Tenant will each separately pay all costs, fees and expenses of their respective additional appraiser (if any) used to determine the Deciding Appraiser.

Article 2 – Rental and Other Payments

2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, beginning on the Commencement Date and thereafter on the first day of each and every calendar month during the Term; provided, however, that so long as there is not an Event of Default by Tenant under this Lease, Basic Rent (but not any Additional Rent) will abate with respect to the Premises during the first three (3) full calendar months of the Term Notwithstanding the foregoing, if Tenant defaults under the terms of this Lease and such default results in the termination of the Lease or Tenant's right of possession of the Premises, then Landlord shall be entitled to recover, in addition to any other amounts due from Tenant, the unamortized amount of the abated Base Rent, amortized on a straight-line basis over the Term. Tenant will make all Basic Rent payments by means of ACH or wire transfer of immediately available funds, using transfer instructions that Landlord may from time to time provide in writing. In the absence of such instructions, Tenant will make all Basic Rent payments to the Rent Payment Address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without offset or deduction (except as expressly set forth in this Lease) and without any previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Basic Rent for the Stub Month and any other partial month within the Term.

2.2 Additional Rent. Article 3 requires Tenant to pay Tenant's Share of Property Expenses as Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all such payments in accordance with Section 3.3 without offset or deduction and without any previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease within 30 days after receiving Landlord's invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Basic Rent payments.

2.3 Delinquent Rental Payments. If Landlord does not receive any installment of Basic Rent or any Additional Rent on the date the payment is due, Tenant will pay Landlord a late payment charge equal to five percent of the amount of the delinquent payment. Further, if Landlord does not receive any installment of Basic Rent or any Additional Rent on the date the payment is due, Tenant will pay Landlord interest on the delinquent payment calculated at the Maximum Rate from the date the payment is due through the date the payment is made.; provided, however, that Landlord shall waive the first late charge in any consecutive twelve (12) month period if Tenant pays the amount of Basic Rent or any Additional Rent due within five (5) days after Landlord sends written notice of such failure to Tenant. The parties agree that such amounts represent a fair and reasonable estimate of the damages Landlord will incur by reason of such late payment. Such charges will be considered Additional Rent and Landlord's right to such compensation for the delinquency is in addition to all of Landlord's rights and remedies under this Lease, at law or in equity.

2.4 No Accord and Satisfaction. No statement on a payment check from Tenant or in a letter accompanying a payment check is binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of any such statement. No acceptance by Landlord of full or partial Rent during the continuance of any breach or default by Tenant constitutes a waiver of any such breach or default. If Tenant pays any amount other than the actual amount due Landlord, receipt or collection of such partial payment does not constitute an accord and satisfaction. Landlord may retain any such partial payment, whether restrictively endorsed or otherwise, without prejudice to Landlord's right to collect the balance properly due. If all or any portion of any payment is dishonored for any reason, payment will not be deemed made until the entire amount due is actually collected by Landlord. The foregoing provisions apply in kind to the receipt or collection of any amount by a lock box agent or other person on Landlord's behalf.

2.5 Rent Tax. Tenant will pay to Landlord all Rent Tax (if any) due in connection with this Lease or the payment of Rent hereunder, which Rent Tax will be paid by Tenant to Landlord concurrently with each payment of Rent made by Tenant to Landlord under this Lease. Any Rent Tax will be considered as Additional Rent payable by Tenant hereunder.

Article 3 -- Property Expenses

3.1 Payment of Property Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant's Share of Property Expenses for each calendar year of the Term. Landlord will prorate Tenant's Share of Property Expenses for the calendar year in which this Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.

3.2 Estimation of Tenant's Share of Property Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Expenses, (b) Tenant's Share of Property Expenses, and (c) the annual and monthly Additional Rent attributable to Tenant's Share of Property Expenses. Landlord may re-estimate Property Expenses from time to time during the Term. In such event, Landlord will revise the monthly Additional Rent attributable to Tenant's Share of Property Expenses to an amount sufficient for Tenant to pay the re-estimated amount over the balance of the calendar year. Landlord will notify Tenant at least 30 days prior to the effective date of any such re-estimate.

3.3 Payment of Estimated Tenant's Share of Property Expenses. Tenant will pay the amount Landlord estimates as Tenant's Share of Property Expenses under Section 3.2 in equal monthly installments, in advance, beginning on the Commencement Date and thereafter on the first day of each and every calendar month during the Term. If Landlord has not delivered a new estimate to Tenant by the first day of January of the applicable

calendar year, Tenant will continue paying Tenant's Share of Property Expenses based on Landlord's estimates for the previous calendar year. When Tenant receives Landlord's estimates for the current calendar year, Tenant will pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4 **Confirmation of Tenant's Share of Property Expenses.** After the end of each calendar year within the Term, Landlord will determine the actual amount of Tenant's Share of Property Expenses for the expired calendar year and deliver to Tenant a written statement of such amount. Landlord will endeavor to deliver such written statement to Tenant within 120 days after the end of each calendar year of the Term. If the Term ends during a calendar year, Landlord may (but is not obligated to) deliver such written statement prior to the end of the applicable calendar year, in which event such statement shall prorate Tenant's Share of Property Expenses for the portion of the Term within such partial calendar year. If Tenant paid less than the amount of Tenant's Share of Property Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent. If Tenant paid more than the amount of Tenant's Share of Property Expenses specified in the statement, Landlord will, at Landlord's option, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant's next due monthly installment or installments of estimated Additional Rent. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute a waiver of either party's rights under this Section 3.4; provided, however, that in no event shall Tenant be responsible to Landlord under this Section 3.4 for any item which is first invoiced by Landlord more than two (2) years after end of the calendar year in which such item is incurred by Landlord.

3.5 **Tenant's Inspection and Audit Rights.** Landlord shall keep and maintain reasonably complete, legible and accurate records of the Property Expenses. If Tenant desires to audit Landlord's determination of the actual amount of Tenant's Share of Property Expenses for any calendar year, Tenant must deliver to Landlord written notice of Tenant's election to audit within 180 days after Landlord's delivery of the statement of such amount under Section 3.4. If such notice is timely delivered, and provided that no Event of Default, Tenant (but not any subtenant or assignee) may, at Tenant's sole cost and expense, cause a certified public accountant reasonably acceptable to Landlord (and whose compensation is not incentive-based or otherwise dependent, in whole or in part, on the discovery of errors in the determination of Tenant's Share of Property Expenses) to audit Landlord's records relating to such amounts. Such audit will take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records). Tenant's election to audit Landlord's determination of Tenant's Share of Property Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within 90 days after the date Tenant delivers its notice of election to audit to Landlord under this Section 3.5, provided such date shall be extended if Landlord delays providing documents to Tenant. If the audit report shows that the amount Landlord charged Tenant for Tenant's Share of Property Expenses was greater than the amount this Article 3 obligates Tenant to pay, then unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant within 30 days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant's Share of Property Expenses was less than the amount this Article 3 obligates Tenant to pay, then Tenant will pay to Landlord within 30 days after the completion of the audit, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this Section 3.5, Tenant will continue to pay to Landlord all estimated amounts of Tenant's Share of Property Expenses in accordance with Section 3.3. Tenant may audit Tenant's Share of Expenses only one time for any given calendar year. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this Section 3.5 describes and for Tenant's own account. If the audit report shows that Landlord overcharged Tenant by more than five percent (5%) in a given calendar year, Landlord shall reimburse Tenant for the actual, out-of-pocket costs incurred by Tenant for such audit.

3.7 **Personal Property Taxes.** Tenant will pay, prior to delinquency, all taxes charged against Tenant's Personal Property. Tenant will use all reasonable efforts to have Tenant's Personal Property taxed separately from the Property. If any of Tenant's Personal Property is taxed with the Property, Tenant will pay the taxes attributable to Tenant's Personal Property to Landlord as Additional Rent.

3.8 **Landlord's Right to Contest Property Taxes.** Landlord may, but is not obligated to, contest the amount or validity, in whole or in part, of any Property Taxes. If Property Taxes are reduced (or if a proposed

increase is avoided or reduced) because Property Taxes are contested, Landlord may include in its computation of Property Taxes the costs and expenses incurred in connection with such contest, including, without limitation, reasonable attorney's fees, up to the amount of any Property Tax reduction obtained in connection with the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes. Tenant shall be credited with its equitable share of any refund of Property Taxes, using the Tenant's Share of Property Taxes Percentage, to the extent paid by Tenant, and if applicable, such refund shall be made to Tenant after the term of this Lease.

3.9 Community Reinvestment Area Agreement. Tenant hereby acknowledges and agrees that (a) the City of New Albany, Ohio, an Ohio municipal corporation (**"City"**), and Landlord are parties to that certain Oak Grove II Community Reinvestment Area Agreement dated March 18, 2019 (as amended from time to time, **"CRA Agreement"**); (b) Tenant has received and reviewed (or has been provided with a full and adequate opportunity to review) the CRA Agreement; and (c) the CRA Agreement provides certain incentives and obligations with respect to exemptions from Property Taxes, as and to the extent set forth in the CRA Agreement. Specifically, with respect to the CRA Agreement, Tenant hereby agrees to all of the following:

(i) Promptly following Landlord's written request at any time and from time to time (and in no event later than eight days after delivery of each of Landlord's written requests), Tenant will deliver to Landlord all of the following information regarding Tenant and Tenant's lease, occupancy and use, and operations at, the Premises:

(A) All information required either by the applicable Tax Incentive Review Council under the CRA Agreement in order to evaluate Landlord's compliance with the CRA Agreement, or for Landlord to fulfill all of its obligations under the CRA Agreement, including, without limitation, (1) the number of Tenant's permanent employee (or full-time equivalent) positions of Tenant and the Actual Annual Payroll of Tenant (as such term is defined in the CRA Agreement), and (2) information required in order for Landlord to file all Property Tax-related returns and reports required by law.

(B) All information required for Landlord to prepare and file the applicable Community Participation Statement (as such term is defined in the CRA Agreement), including, without limitation, evidence of Tenant's community participation pursuant to the CRA Agreement.

(C) All information required for Landlord to demonstrate to the City that the Premises qualify for "Advanced Level Certification" or "Baseline Level Certification" in connection with the issuance of a City ECOS (Environmental Criteria & Opportunities for Sustainability) Certificate.

(ii) Landlord has heretofore encouraged, and hereby encourages, Tenant to be a member of the New Albany, Ohio Chamber of Commerce for the duration of the time period that the exemptions from taxation granted under the CRA Agreement are in effect.

(iii) Landlord has heretofore encouraged, and hereby encourages, Tenant to use the WOW/New Albany Fiber Optic Network for primary and/or secondary broadband service.

(iv) In furtherance of the provisions of Section 17 of the CRA Agreement, Tenant will at all times follow non-discriminating hiring practices with respect to its operations at the Premises and will not deny employment to any individual solely on the basis of race, religion, sex, disability, color, national origin, or ancestry.

(v) Any and all so-called "PILOT" payments, such as the Temporary PILOT Amount (as such term is defined in the CRA Agreement) due from time to time during the Term under the CRA Agreement will be included among the Operating Expenses under this Lease.

(vi) In the event that Tenant fails to fulfill any of its obligations under this Section 3.9 or any other obligations applicable to it under the CRA Agreement, then in addition to Landlord's other remedies under this Lease, Tenant releases and, to the fullest extent allowable under the Laws, will be liable for, and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against, any Claim resulting from such failure by Tenant. The foregoing shall not apply to the extent of any Claims attributable to a default by Landlord under the CRA Agreement, which does not arise from Tenant's failure to fulfill any of its obligations under this Section 3.9 or any other obligations applicable to it under the CRA Agreement.

(v) Landlord represents and warrants to Tenant that it is presently in compliance with the CRA Agreement. Landlord covenants that throughout the Lease Term, Landlord shall continue to comply with all covenants applicable to Landlord in the CRA Agreement, except to the extent such failure is attributable to Tenant. Upon Tenant's request from time to time during the Lease Term, Landlord will request that the City provide Tenant with the certification set forth in Section 20 of the CRA Agreement.

Article 4 – Tenant's Use

4.1 Permitted Use. Tenant will use the Premises only for the permitted use specified in the Basic Terms and may not use the Premises for any other purposes. Tenant will not use the Property or permit the Property to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) violate, invalidate or cause a loss of coverage under any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of Landlord; or (d) cause diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted). Tenant will not commit any nuisance or waste in, on or about the Premises or the Property. Tenant will obtain and maintain, at Tenant's sole cost and expense, all permits and approvals required under the Laws for Tenant's use of the Premises. Tenant will not abandon the Premises prior to 60 days before the expiration of the Term without Landlord's prior written consent. Notwithstanding any provision to the contrary set forth herein, if Tenant fails to operate in the Premises for Tenant's Permitted Use for a period of ninety (90) consecutive days for any reason other than (i) Force Majeure or (ii) a pending issue with Tenant's pharmacy licensure which Tenant is using reasonable efforts to resolve and which Tenant resolves within 180 days after the first day that Tenant ceases operations in the Premises due to such issue, then Tenant shall not be deemed to be in default of this Lease, but in such event, Landlord may terminate this Lease upon thirty (30) days' written notice to Tenant delivered at any time prior to Tenant's resuming its operations in the Premises. In which event, this Lease shall terminate thirty (30) days after Landlord's delivery of such notice to Tenant, and the provisions of Article 16 shall govern Tenant's obligations upon such termination. If Tenant's particular use or occupancy of the Premises or Property (even though within the scope of Tenant's permitted use) causes or requires Landlord to incur any unusual or extraordinary costs or expenses (including, without limitation, costs for any (i) special governmental permits, (ii) special maintenance, monitoring, inspection or reporting requirements, (iii) additional insurance premiums, surcharges, policies or coverages, or (iv) other matters required solely as a result of Tenant's particular use or occupancy of the Premises or Property), Landlord may bill Tenant directly therefor and Tenant will pay all such costs and expenses as Additional Rent. To the extent Landlord's cooperation is required in connection with obtaining any permits and approvals relating to Tenant's use of the Premises, Landlord will reasonably cooperate with Tenant at no expense to Landlord.

4.2 Acceptance of Premises. Except as expressly provided in Section 17.6 or this Section 4.2, (a) Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, without limitation, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose; and (b) Tenant's acceptance and occupancy of the Premises conclusively establishes Tenant's acceptance of the Premises, the Building and the Property in an "AS IS - WHERE IS" condition. Notwithstanding the foregoing, Landlord covenants, warrants, and agrees that on the date that Landlord delivers exclusive possession of the Premises to Tenant in the condition required herein, following Substantial Completion of Tenant's Improvements in the Premises, the Building Systems will be in good working order.

4.3 **Laws/Property Rules.** This Lease is subject and subordinate to all Laws. A copy of the current Property Rules is attached to this Lease as Exhibit E. Landlord may revise the Property Rules from time to time in Landlord's reasonable discretion, provided that Landlord gives Tenant written notice prior to such revisions taking effect.

4.4 **Claims Arising From Tenant's Use.** Except for the Claims waived by Landlord in Section 10.3.2, Tenant will, to the fullest extent allowable under the Laws, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from (a) any use of the Premises or Property by Tenant that violates the terms of this Lease, (b) any breach or default by Tenant in the performance of any of Tenant's covenants or agreements in this Lease, (c) any act, omission, negligence or misconduct of Tenant, (d) any accident, injury, occurrence or damage in or to the Premises, and (e) if caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property.

4.5 **Increased Insurance.** Tenant will not do on the Property or permit to be done on the Premises anything that will (a) increase the premium of any insurance policy that Landlord carries covering the Premises or the Property; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance company's refusal to issue or continue any such insurance in amounts reasonably satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant's operations in the Premises or use of the Property. Tenant, at Tenant's sole cost and expense, will comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant's failure to comply with the provisions of this Section 4.5.

4.6 **Parking.** Subject to this Section 4.6, Landlord will make available on the Property the parking area or areas as generally designated on the Site Plan for the exclusive use of Tenant, and its employees and invitees. All of such parking areas and the use thereof will be subject to Laws and such reasonable rules and regulations as Landlord may from time to time institute. Landlord will not be liable to Tenant for the failure of any person or entity, or their respective agents, contractors, employees, invitees or licensees, to abide by Landlord's designations or restrictions. In no event is Landlord liable for any loss, damage or theft of, to or from any vehicle at the Property.

4.7 **Signage.** Subject to this Section 4.7 and otherwise except as specifically approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant will not place, or permit to be placed or maintained, on any exterior door, wall or window of the Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door, or that can be seen through the glass, of the Premises. Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter or thing as may be approved, in good condition and repair at all times. Tenant agrees at Tenant's sole cost, that any Tenant sign will be maintained in strict conformance with Landlord's sign criteria, if any, as to design, material, color, location, size, letter style, and method of installation. All such signage will be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, as to design, material, color, location, size, letter style and method of installation, and must comply with the other requirements of this Lease and with all Laws.

4.8 **Telecommunications Equipment.** Subject to this Section 4.8, Tenant may use a portion of the roof of the Building to install, operate and maintain Telecommunications Equipment, at Tenant's sole cost and expense and free of any monthly charge from Landlord for the use thereof. Tenant will install the Telecommunications Equipment only in a location on the roof of the Building reasonably determined by Landlord. The Telecommunications Equipment must conform with specifications that Tenant will deliver to Landlord prior to the installation, operation and maintenance thereof, which specifications must be reasonably acceptable to Landlord. Tenant's installation, maintenance, replacement and removal of any Telecommunications Equipment must comply with all reasonable restrictions and limitations that Landlord elects to impose, all requirements of any Building roof warranties (if applicable), all provisions of Article 8 governing Alterations, and the other terms and conditions of this Lease. Among other things, any structural support for the Telecommunications Equipment that Landlord determines is required in addition to the structural support contemplated in connection with the construction of the Building or other applicable improvements, will be at the sole cost and expense of Tenant, and the installation,

operation and maintenance of the Telecommunications Equipment will not, among other things, pierce the roof or roof membrane or otherwise cause any damage to the roof or structural support of the Building, or interfere with the operation of any existing Building systems or equipment or with any systems or equipment of other tenants in the Building. Tenant's installation, operation and maintenance is subject to Tenant's receiving and maintaining all governmental approvals required for the Telecommunications Equipment and otherwise complying with all Laws relating thereto. Upon prior notice to Landlord, Tenant will be allowed reasonable access to the Telecommunications Equipment area for the purpose of maintaining and servicing such equipment. All Telecommunications Equipment will remain the personal property of Tenant, will be located and maintained at Tenant's sole cost and risk, and must be properly removed by Tenant at the end of the Term pursuant to the provisions of Article 16.

Article 5 -- Hazardous Materials

5.1 Compliance with Hazardous Materials Laws. Tenant will not cause or permit any Hazardous Materials to be brought upon, kept or used on the Property in a manner or for any purpose that violates any Hazardous Materials Laws. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws related to Tenant's use of the Property. On or before the expiration or earlier termination of this Lease, Tenant will completely remove from the Property (regardless of whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, at Tenant's sole cost and expense, and in a manner reasonably acceptable to Landlord, all Hazardous Materials that Tenant causes or permits to be present in, on, under or about the Property. Upon Landlord's written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord disclosing the nature and quantity of any Hazardous Materials that Tenant has located (or permitted to be located) at the Property and evidencing the legal and proper handling, storage and disposal of all Hazardous Materials kept at or removed or to be removed from the Property by Tenant. All such documentation will list Tenant or its agent as the responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager. All reporting and warning obligations required under Hazardous Materials Laws arising from Tenant's use or occupancy of the Premises or Property are Tenant's sole responsibility. Tenant will not apply for or maintain any permits, licenses or other governmental approvals for the transportation, storage, use or disposal of Hazardous Materials on the Property without having first obtained Landlord's prior written approval.

5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that results from or in any way relates to Tenant's use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claims made or threatened relating to any Hazardous Material; and (c) any reports, records, letters of inquiry and responses, manifests or other documents made by any person, including Tenant, to or from any environmental agency relating to any Hazardous Material, including, without limitation, any complaints, notices, warnings or asserted violations. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant's intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord's interest in the Property.

5.3 Hazardous Materials Indemnification. Tenant, to the fullest extent allowable under the Laws, will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, about or from the Property (including water tables and atmosphere), but only to the extent arising from Tenant's use or occupancy of the Premises or Property. Tenant's obligations under this Section 5.3 include, without limitation, and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring, response, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith; (c) the value of any loss of use and any diminution in value of the Property and adjacent and nearby properties, including groundwater; and (d) consultants' fees, experts' fees and response costs. Notwithstanding the foregoing, Tenant's obligation to indemnify, defend and hold harmless Landlord shall not extend to any injury, loss, claim,

damage, fine, judgment, penalty, cost or liability arising as a result of: (a) contamination of the Premises by Hazardous Materials caused by Landlord; (b) Hazardous Materials existing on or about the Premises prior to the Commencement Date as a result of the act or omission of any party other than Tenant, its employees, agents, contractors or invitees. The provisions under this Article 5 will survive the expiration or earlier termination of this Lease.

5.4 **Landlord's Representation and Warranty.** Landlord represents and warrants to Tenant that as of the Effective Date, to Landlord's actual knowledge and except as set forth in any environmental assessment reports that Tenant has obtained, or that Landlord has obtained and delivered to Tenant, including, without limitation, that certain Phase I Environmental Site Assessment – New Albany Innovation Campus Way, New Albany, Licking County, Ohio (Project No. 190353), dated March 6, 2019 and prepared by Environmental Works, Inc., a copy of which has heretofore been delivered to Tenant, no Hazardous Materials (including, without limitation, asbestos or asbestos containing materials) are located on or in the Property in violation of Hazardous Materials Laws.

5.5 **Landlord's Indemnification.** To the fullest extent allowable under the Laws, Landlord will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant and each of Tenant's officers, directors, partners, employees, agents, attorneys, successors and assigns from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, about or from the Property (including water tables and atmosphere), but only to the extent caused solely by Landlord after the Effective Date. The obligations of Landlord under this Article 5 will survive the expiration or earlier termination of this Lease.

Article 6 -- Services and Utilities

6.1 **Services and Utilities.** Tenant is solely responsible for obtaining all services and utilities that Tenant desires in connection with Tenant's use and occupancy of the Premises (including, without limitation, the installation of all electric and gas meters), at Tenant's sole cost and expense. Tenant is also solely responsible for paying directly to the applicable service or utility companies, prior to delinquency, all charges of every nature, kind or description for services and utilities furnished to the Premises or chargeable against the Premises (including, without limitation, any deposits required or charges imposed by any utility or service company as a condition precedent to furnishing or continuing to furnish utilities or services to the Premises), including, without limitation, all charges for water, sewer, heat, gas, light, garbage and rubbish removal (subject to Section 6.2), electricity, telecommunications, cable, power, or other public or private utilities and services and any charges or fees for present or future water or sewer capacity to serve the Premises. Tenant will also pay all charges relating to any addition, extension, relocation, or other change in the facilities necessary to provide the Premises with any additional utilities and services. No interruption in, or temporary stoppage of, any utility or service to the Premises will be deemed an eviction or disturbance of Tenant's use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligations under this Lease, render Landlord liable for damages or entitle Tenant to any Rent abatement. Notwithstanding anything to the contrary contained herein, if there is an interruption in an essential service or utility (such as electricity or water), and such interruption (x) is caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors, and (y) renders all or any portion of the Premises untenantable, and (z) continues for a period of five (5) consecutive Business Days after Landlord's receipt of written notice from Tenant, then so long as the correction of the problem is within Landlord's reasonable control, Tenant shall be entitled to an abatement of Rent for each day that the Premises are untenantable with respect to the portion of the Premises that is untenantable.

6.2 **Garbage and Rubbish Disposal.** All garbage, rubbish, trash and refuse generated by or in connection with Tenant's use of the Premises will be stored in covered, rodent proof containers within the Premises, and Tenant will be responsible for the removal thereof from the Property. Landlord will have the right to approve the contractor used by Tenant for removal of Tenant's garbage, rubbish, trash and refuse, which approval shall not be unreasonably withheld, conditioned or delayed and, if Landlord designates an independent contractor for such purpose, Tenant will use such contractor to the exclusion of all other collection services, so long as the rates charged by such independent contractor are competitive. Tenant will pay the charges for such service directly to such contractor. Tenant, or its contractor, will not utilize dumpsters, trash compactors or other rubbish containers situated outside the Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and

absolute discretion. If such approval is granted, Tenant will maintain such exterior dumpsters, compactors or containers and the surrounding area in good and sightly condition and in compliance with Laws. Anything in this Section 6.2 to the contrary notwithstanding, Landlord reserves the right during the Term to elect to provide trash removal services for the dumpsters allocated to the Premises, in which event Landlord will engage a third party vendor to provide such services at competitive rates and will bill Tenant from time to time for Tenant's proportionate share thereof, as reasonably determined by Landlord, which proportionate share will be Additional Rent hereunder.

Article 7 -- Maintenance and Repair

7.1 Landlord's Obligations. Landlord will keep and maintain in good order, condition and repair, reasonable wear and tear excepted and in a manner consistent with other first-class industrial buildings in the Columbus, Ohio market, (a) the footings, foundation, exterior surfaces of the exterior walls (excluding windows and plate glass) and roof of the Building, (b) that portion of the sprinkler system equipment (riser and electric pump) located within the Building's pump room, (c) utility facilities serving the Premises to the point of connection to the applicable meter serving the Premises, and (d) the Common Area. (collectively, "Landlord's Repair Obligations"). Landlord will also perform any repairs or replacements to the Premises or Property necessitated by Casualty or Taking, subject to the provisions of Articles 11 and 12. Neither Basic Rent nor Additional Rent will be reduced, nor will Landlord be liable, for loss or injury to or interference with Tenant's property, profits or business arising from or in connection with Landlord's performance of its obligations under this Section 7.1. The costs and expenses incurred by Landlord in performing its obligations under this Section 7.1 will be included in Operating Expenses (but only to the extent not excluded under the definition thereof). Landlord shall use commercially reasonable efforts to minimize material interference with Tenant's use and occupancy of the Premises in making any repairs to the Premises or in making any alterations, additions or improvements to other portions of the Building.

7.2 Tenant's Obligations.

7.2.1 Maintenance of Premises. Except for Landlord's obligations expressly set forth in Section 7.1, Tenant, at its sole cost and expense, will keep and maintain the Premises in good, clean, sanitary, neat and fully operative condition and repair, reasonable wear and tear and damage from casualty excepted. Tenant's obligations under this Section 7.2.1 include, without limitation, maintenance and repair (including, without limitation, replacements) of all (a) non-structural interior portions, systems and equipment; (b) interior surfaces of exterior walls; (b) interior moldings, partitions and ceilings; (c) slabs, floors and structural columns; (d) windows, plate glass, and doors; (e) utility facilities serving the Premises from the point of connection to the applicable meter serving the Premises; and (f) electrical, lighting, sprinkler, mechanical, plumbing, heating and air conditioning systems, facilities, fixtures and components serving the Premises. Any repairs or replacements performed by Tenant must be at least equal in quality and workmanship to the original work and be in accordance with all Laws. Tenant, will at all times and at Tenant's sole cost and expense, keep a preventative maintenance and repair contract in force and effect for the heating, air conditioning and ventilation system serving the Premises. Such contract (including, without limitation, the schedule and scope of services provided and the identity and capabilities of the contractor) must be approved by Landlord in Landlord's reasonable discretion.

7.2.2 Tenant Damage. Notwithstanding anything to the contrary in Section 7.1 or elsewhere in this Lease, if any Tenant Damage occurs Landlord may, at Landlord's option and in Landlord's sole discretion, require Tenant to (a) pay to or reimburse Landlord for the actual reasonable cost of any repairs or replacements necessitated by such Tenant Damage that are performed by Landlord (except to the extent such damage is not covered by Tenant's insurance or any insurance carried by Tenant's contractor, but is covered by Landlord's insurance, in which case Landlord shall repair such damage and Tenant shall reimburse Landlord for the amount of Landlord's deductible), and (b) perform, at Tenant's sole cost and expense, any repairs or replacements necessitated by such Tenant Damage that are not performed by Landlord.

7.2.3 Notice to Landlord. If Tenant believes any maintenance or repair Landlord is obligated under Section 7.1 to perform is needed at the Property, Tenant will promptly provide written notice to Landlord specifying in detail the nature and extent of any condition requiring maintenance or repair. Landlord will not be deemed to have failed to perform its obligations under Section 7.1 with respect to any maintenance or repair unless Tenant has provided such written notice thereof to Landlord and Landlord fails to repair or diligently commence the

needed maintenance or repair within thirty (30) days (unless Landlord's obligation cannot reasonably be performed within thirty (30) days), in which event Landlord shall be allowed additional time as is reasonably necessary to perform the obligation so long as Landlord begins performance within the initial thirty (30) days and diligently pursues performance to completion), or, in the event of an Emergency, not later than two (2) business days after receipt of such notice, then Tenant shall have the right to undertake such actions as may be reasonably necessary to make such repairs and such repairs shall be made by Tenant in accordance with the conditions set forth in Section 7.2.3, and Landlord shall reimburse Tenant for the reasonable, documented out-of-pocket cost incurred by Tenant in taking such action within thirty (30) days after receipt of an invoice therefor from Tenant. Tenant shall retain to perform such corrective actions only those contractors used by Landlord at the Project for Landlord's Repair Obligations unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other reputable contractor which regularly performs similar work in comparable buildings. For purposes of this Lease, an "Emergency" shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building systems, any improvements and alterations in the Premises, or creating a possibility of an immediate and material interference with Tenant's business operations.

7.3 System Replacements. In the event that Landlord determines in its reasonable discretion that a material portion of a Premises Building System must be replaced, then Landlord shall make such replacement and Tenant shall reimburse Landlord for such cost as follows: Landlord will amortize the cost of such replacement (including reasonable charges for interest on the unamortized amount) over the shorter of (A) its useful life (as reasonably determined by Landlord), and (B) ten (10) years, and Tenant shall make equal monthly payments of such amortized amount as a part of Rent until the earlier of the date that all such amortization payments have been made or the expiration of the Term. Notwithstanding the foregoing, Tenant shall reimburse Landlord for 100% of Landlord's cost for replacing any portion of a Premises Building System in the event that such replacement is necessary due to Tenant Damage or Tenant's failure to properly maintain such Premises Building System in accordance with the terms of Section 7.2.

Article 8 -- Alterations

8.1 Landlord Approval. Tenant will not make any Major Alterations without Landlord's prior written consent, which consent Landlord may grant, withhold or condition in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition, or delay its consent to a Major Alteration if such Major Alteration is required by Laws applicable to the Permitted Use. Tenant will not make any other Alterations without Landlord's prior written consent, which consent Landlord will not unreasonably condition or withhold. Among other things, Landlord's consent to any proposed Alterations may take into account the cost of Landlord's insuring the same under Section 10.2.1, and to what extent (if any) Landlord will require Tenant to contribute to such cost directly (as opposed to doing so through Tenant's Share of Property Expenses). Along with any request for Landlord's consent, Tenant will deliver to Landlord plans and specifications for the Alterations, the names and addresses of all prospective contractors for the Alterations, and information regarding the Alterations as Landlord may require in connection with its insuring the same under Section 10.2.1 and its determining the allocation of the cost of insuring the same as described above (which information Tenant will update and confirm upon the completion of such Alterations). If Landlord approves the proposed Alterations, Tenant will, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, deliver to Landlord certificates evidencing the insurance coverages and copies of any bonds required by Section 8.2, copies of all necessary permits and licenses, and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord has, in Landlord's reasonable discretion, provided Landlord's written approval of the foregoing deliveries. At the time of its consent to any Alterations (if such consent is required under this Section 8.1), Landlord will inform Tenant whether Tenant will be required to remove the Alterations at the expiration or earlier termination of this Lease. Tenant will remove (a) any Alterations that Landlord requires to be removed, at the expiration or earlier termination of this Lease, and (b) any Alterations that Tenant constructs without obtaining Landlord's consent, within 10 days after Landlord's written request. Notwithstanding the foregoing to the contrary, Landlord's prior consent shall not be required with respect to any interior Alterations to the Premises which (i) are cosmetic in nature (including, but not limited to, repair and/or replacement of paint and carpeting in the Premises), (ii) cost less than One Hundred Thousand Dollars ($100,000.00) for any one (1) project, (iii) do not require a permit, and (iv) do not adversely affect the Building structure, Building Systems or the exterior of the Building.

8.2 Tenant Responsible for Cost and Insurance. Tenant will pay the entire cost and expense of all Alterations, including, without limitation, for any painting, restoring or repairing of the Premises or the Property necessitated by the Alterations and a reasonable charge not to exceed five percent (5%) of the hard costs for such Alterations for Landlord's review, inspection and engineering time. Tenant will also obtain and require (a) demolition (if applicable) and payment and performance bonds in an amount not less than the full cost of the Alterations; (b) builder's "all risk" insurance in an amount at least equal to the replacement value of the Alterations; and (c) liability insurance insuring Tenant and each of Tenant's contractors against construction related risks in at least the form, amounts and coverages required of Tenant under Article 10. The insurance policies described in clauses (b) and (c) of this Section 8.2 must name Landlord, Landlord's lender (if any) and Property Manager as additional insureds, specifically including completed operations.

8.3 Construction Obligations; Ownership of Alterations. Tenant will notify Landlord in writing 30 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. Tenant will cause all Alterations to be constructed (a) promptly by contractors approved by Landlord as provided above; (b) in a good and workmanlike manner; (c) in compliance with all Laws; and (d) in full compliance with all of Landlord's rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property (Landlord's current rules and regulations in this regard are set forth on the attached Exhibit I). Landlord may inspect construction of the Alterations upon at least one (1) business day's prior notice to Tenant. All Alterations (including, without limitation, all telephone, computer, security and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant's Personal Property) become the property of Landlord and a part of the Building immediately upon installation. Unless Landlord notifies Tenant at the time it consents to Alterations that Landlord will require Tenant to remove the Alterations, Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord; provided, however, that in all cases, Tenant will be required to comply with the restoration requirements set forth in Exhibit H attached hereto and made a part hereof.

8.4 Liens. Tenant will keep the Property free from any mechanics', materialmen's', designers' or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits and full and final lien waivers covering all labor and materials expended and used in connection with the Alterations. If any liens are filed against the Property and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord deems proper, including, without limitation, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all actual, out-of-pocket amounts Landlord pays (including, without limitation, reasonable attorneys' fees and costs).

8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

8.6 Alterations Required by Laws. If any governmental authority requires any Alteration to the Property or the Premises as a result of Tenant's particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, or if Tenant's particular use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be. If any such Alterations are Major Alterations, Landlord will have the right to make the Major Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Major Alterations (including, without limitation, reasonable overhead and administrative costs). Subject to the immediately preceding sentence, Tenant will make the Alterations at Tenant's sole cost and expense in accordance with this Article 8.

Article 9 -- Rights Reserved by Landlord

9.1 Landlord's Entry. Landlord and its authorized representatives may at all reasonable times and upon at least one (1) business day's prior notice to Tenant enter the Premises to (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and, within the last 9 months of the Term, tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord's rights and obligations under this Lease. Tenant acknowledges and agrees that Landlord's entry pursuant to clause (d) may require that Tenant temporarily vacate a portion of the Premises and/or temporarily relocate items of Tenant's Personal Property, to the extent reasonably necessary to properly exercise such rights or perform such obligations. The rights of Landlord and its agents to enter shall be subject to the following (a) if Tenant so elects, Landlord shall be accompanied by a representative of Tenant during any such entry (except in a circumstance which Landlord in good faith believes to be an emergency), and Tenant hereby agrees to make such a representative available within the applicable timeframes; and (b) Landlord shall use commercially reasonable efforts not materially interfere with or disrupt the normal operation of Tenant's business. Landlord may in the event of any emergency enter the Premises without notice to Tenant. Landlord's entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are reasonably necessary or appropriate for properly operating and maintaining the Building.

9.2 Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to (a) change the name or street address of the Building; (b) designate and approve all types of signs, window coverings, lighting and other aspects of the Premises that may be visible from the exterior of the Premises; (c) intentionally omitted; (d) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises; (e) approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Property and to require all such items to be moved into and out of the Property and the Premises only in such manner as Landlord will direct in writing; and (f) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, Landlord is not responsible for the security of persons or property on or about the Property and Landlord is not and will not be liable in any way whatsoever for any criminal activity or any breach of security on or about the Property.

9.3 Common Area. Landlord may, at Landlord's sole and exclusive discretion, make changes to the Common Area. Landlord's rights regarding the Common Area include, without limitation, the right to (a) restrain unauthorized persons from using the Common Area; (b) temporarily close any portion of the Common Area; (c) change the shape and size of the Common Area; (d) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (e) impose and revise Property Rules concerning use of the Common Area, including, without limitation, any parking facilities comprising a portion of the Common Area. Notwithstanding the foregoing, Landlord will not exercise such rights in a manner that unreasonably interferes with Tenant's access to and use of the Premises.

9.4 Right to Cure. If Tenant fails to perform any of Tenant's obligations under this Lease Landlord may, but is not obligated to, perform any such obligation on Tenant's part without waiving any rights based upon such failure and without releasing Tenant from any obligations hereunder. Tenant must pay to or reimburse Landlord for, as Additional Rent, all expenditures reasonably made and obligations reasonably incurred by Landlord pursuant to this Section 9.4.

Article 10 – Insurance

10.1 Tenant's Insurance. Tenant will at all times during the Term and during any early occupancy period, at Tenant's sole cost and expense, maintain the insurance this Section 10.1 requires.

10.1.1 Liability Insurance. Tenant will maintain commercial general liability insurance providing coverage at least as broad as the current ISO form on an "occurrence" basis, with minimum limits of $1,000,000 each occurrence and $2,000,000 general aggregate and umbrella/excess liability insurance, on an

occurrence basis, that applies excess of required commercial general liability, business automobile liability, and employers liability policies with minimum limits of $10,000,000 each occurrence and $10,000,000 annual aggregate. Tenant's liability insurance will (a) name Landlord, Property Manager and the other Landlord Parties as additional insureds with respect to all matters arising out of the occupancy or use of the Premises or Property by Tenant; (b) be primary to any other insurance maintained by the Landlord Parties; (c) be placed and maintained with companies rated at least "A-/VII" by A.M. Best Insurance Service and otherwise reasonably satisfactory to Landlord, and (d) include contractual liability coverage. Such insurance may have a reasonable deductible but may not include self-insured retention in excess of $25,000 (unless Landlord otherwise reasonably consents, in writing, on the basis of Tenant's tangible net worth). If Tenant's liability insurance is provided under a blanket policy, the above coverage limits must be made specifically applicable to the Premises on a "per location" basis. Tenant will deliver an appropriate ACORD Form certificate or other evidence of insurance reasonably satisfactory to Landlord (i) prior to any use or occupancy of the Premises by Tenant, (ii) not later than 10 days prior to the expiration of any current policy or certificate, and (iii) at such other times as Landlord may reasonably request.

10.1.2 Property Insurance. Tenant will at all times during the Term maintain a policy or policies of special cause of loss (special form) property insurance (or an equivalent form acceptable to Landlord) insuring all of Tenant's Personal Property to the extent of its full replacement cost and including, without limitation, vandalism, malicious mischief, mechanical breakdown and sprinkler leakage endorsements, the proceeds of which will, so long as this Lease is in effect, be used for the repair or replacement of such Tenant's Personal Property so insured. All of Tenant's Personal Property is located at the Property at Tenant's sole risk, and Landlord is not liable for any Casualty to Tenant's Personal Property or for any other damage, theft, misappropriation or loss thereto or thereof.

10.1.3 Other Insurance. Tenant will maintain at all times during the Term (a) business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $2,000,000 combined single limit per occurrence, (b) workers compensation and employers liability insurance, which insurance will comply with Tenant's obligations to its employees under the laws of the state in which the Premises are located and which employers liability insurance will afford limits not less than $500,000 per accident, $1,000,000 per employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease, (c) business income and extra expense insurance with limits not less than 100% of all charges payable by Tenant under this lease for a period of 12 months, and (d) pollution liability insurance, if reasonably required by Landlord given Tenant's particular use of the Premises. In addition, if insurance obligations generally required of tenants in similar space in similar buildings in the area in which the Premises is located increase or otherwise change, Landlord may similarly change Tenant's insurance obligations under this Lease.

10.2 Landlord's Insurance. Landlord will at all times during the Term maintain the insurance this Section 10.2 requires.

10.2.1 Property Insurance. Landlord will maintain insurance on the Property providing coverage comparable to that provided by a standard ISO special causes of loss form property insurance policy in an amount not less than the full replacement cost of the Building (less foundation, grading and excavation costs). Such insurance will include, without limitation, coverage for Tenant's Improvements and any Alterations that Tenant constructs (or causes to be constructed) within the Premises; provided, however, that Landlord will not be obligated to insure those Alterations, if any, of which Tenant has failed to notify Landlord, in writing, or with respect to which Tenant has failed to provide Landlord with written information, in each case as required under Section 8.1. Landlord may, at its option, obtain such additional coverages or endorsements as Landlord reasonably deems appropriate. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any of Tenant's Personal Property.

10.2.2 Liability Insurance. Landlord will maintain commercial general liability insurance for bodily injury, personal injury, and property damage occurring at the Property with such liability limits as Landlord deems reasonably necessary or appropriate. Such liability insurance will protect only Landlord and, at Landlord's option, Landlord's lender and some or all of the Landlord Parties, and does not protect Tenant or replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.3 Waivers and Releases of Claims and Subrogation.

10.3.1 Tenant's Waiver and Release. To the fullest extent allowable under the Laws, and except for Tenant's Unreleased Casualty Claims, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims for any Casualty to the Premises, Property or Tenant's Personal Property, and any resulting loss of use or business interruption, regardless of whether such Casualty is caused by the negligent acts or omissions of any person or entity (including Landlord or Tenant). Tenant will look only to any insurance coverage Tenant may elect to maintain (regardless of whether Tenant actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims that Tenant is waiving, releasing and discharging under this Section 10.3.1. Any property insurance Tenant maintains must permit or include a waiver of subrogation in favor of the Landlord Parties consistent with the provisions of this Section 10.3.1. In addition, Tenant acknowledges and agrees that it is the intent of the parties to this Lease, that to the fullest extent possible, all risk of loss with respect to any personal property located at the Property shall be assumed by the party in the best position to insure against such loss, and that, as between Landlord and Tenant, Tenant shall bear the risk of loss with respect to all property located within the Premises whether owned by Tenant or owned by any third-party (including property stored by Tenant on behalf of a third-party). Accordingly, Tenant shall, to the fullest extent allowable under the Laws (except to the extent caused by the willful misconduct of Landlord) indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims made by any third-party (i) arising from damage to any personal property located in the Premises (other than Landlord's personal property) and/or (ii) arising from damage to Tenant's Personal Property located at the Property. The foregoing indemnifications shall apply even if such damage is caused by the negligence of Landlord or a breach or default of this Lease by Landlord. The terms of this Section 10.3.1 shall survive the expiration or early termination of this Lease.

10.3.2 Landlord's Waiver and Release. To the fullest extent allowable under the Laws, and except for Landlord's Unreleased Casualty Claims, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges the Tenant Parties from all Claims for any Casualty to the Property or Landlord's Personal Property, and any resulting loss of use or business interruption, regardless of whether such Casualty is caused by the negligent acts or omissions of any person or entity (including Landlord or Tenant). Landlord will look only to any insurance coverage Landlord may elect to maintain (regardless of whether Landlord actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Landlord is waiving, releasing and discharging under this Section 10.3.2. Any property insurance Landlord maintains must permit or include a waiver of subrogation in favor of the Tenant Parties consistent with the provisions of this Section 10.3.2. In addition, subject to the waivers set forth in this Article X and in Section 19.12, Landlord shall, to the fullest extent allowable under the Laws (except to the extent caused by the willful misconduct of Tenant) indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless the Tenant Parties from and against all Claims made by any third-party (i) arising from any gross negligence or willful misconduct of any Landlord Party, except to the extent such Claim arises from the negligence or willful misconduct of any Tenant Party.

10.3.3 Limitation on Waivers of Claims. The provisions of Sections 10.3.1 and 10.3.2 above, (a) do not limit the duty of Landlord and Tenant to perform their respective obligations under Article 5, Article 7 or Article 11, (b) apply only with respect to the Landlord Parties and the Tenant Parties and do not limit or waive, release or discharge any Claims that either Landlord or Tenant may have against any "third-party" person or entity (including, without limitation, any contractor, service provider, agent, licensee, or invitee that is not a Landlord Party or a Tenant Party) arising from any Casualty to the Premises, Property, Tenant's Personal Property or Landlord's Personal Property caused by any such third party, and (c) do not apply to Tenant's liability under this Lease with respect to Tenant Damage or to Claims arising out of Tenant's failure to perform its duties and obligations under Article 5.

10.4 Tenant's Failure to Insure. If Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1, and if such failure is not cured by Tenant within five business days after Landlord's request therefor, Landlord may, but is not obligated to, obtain such insurance for Landlord's benefit without waiving or releasing Tenant from any obligation contained in or default under this Lease. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord reasonably incurs in obtaining such insurance.

10.5 No Limitation. Landlord's establishment of minimum liability insurance requirements for Tenant in this Lease is not a representation by Landlord that such limits are sufficient and does not limit Tenant's liability under this Lease in any manner.

10.6 Operating Entity Insurance. Tenant will require that Operating Entity during any period of occupancy of any portion of the Premises by Operating Entity maintain the insurance this Section 10.6 requires.

10.6.1 Liability Insurance. Operating Entity will maintain commercial general liability insurance providing coverage at least as broad as the current ISO form on an "occurrence" basis, with minimum limits of $1,000,000 each occurrence and $2,000,000 general aggregate and umbrella/excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business automobile liability, and employers liability policies with minimum limits of $2,000,000 each occurrence and $2,000,000 annual aggregate. Operating Entity's liability insurance will (a) name Landlord, Property Manager and the other Landlord Parties as additional insureds with respect to all matters arising out of the occupancy or use of the Premises or Property by Operating Entity; (b) be primary to any other insurance maintained by the Landlord Parties; (c) be placed and maintained with companies rated at least "A-/VII" by A.M. Best Insurance Service and otherwise reasonably satisfactory to Landlord, and (d) include contractual liability coverage. Such insurance may have a reasonable deductible but may not include self-insured retention in excess of $25,000 (unless Landlord otherwise reasonably consents, in writing, on the basis of Operating Entity's tangible net worth). If Operating Entity's liability insurance is provided under a blanket policy, the above coverage limits must be made specifically applicable to the Premises on a "per location" basis. Operating Entity will deliver an appropriate ACORD Form certificate or other evidence of insurance reasonably satisfactory to Landlord (i) prior to any use or occupancy of the Premises by Operating Entity, (ii) not later than 10 days prior to the expiration of any current policy or certificate, and (iii) at such other times as Landlord may reasonably request.

10.6.2 Property Insurance. Operating Entity will at all times during the Term maintain a policy or policies of special cause of loss (special form) property insurance (or an equivalent form acceptable to Landlord) insuring all of Operating Entity's Personal Property to the extent of its full replacement cost and including, without limitation, vandalism, malicious mischief, mechanical breakdown and sprinkler leakage endorsements, the proceeds of which will, so long as this Lease is in effect, be used for the repair or replacement of such Operating Entity's personal property so insured. All of Tenant's personal property is located at the Property at Operating Entity's sole risk, and Landlord is not liable for any Casualty to Operating Entity's personal property or for any other damage, theft, misappropriation or loss thereto or thereof.

10.6.3 Other Insurance. Operating Entity will maintain at all times during the Term (a) business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence, (b) workers compensation and employers liability insurance, which insurance will comply with Operating Entity's obligations to its employees under the laws of the state in which the Premises are located and which employers liability insurance will afford limits not less than $1,000,000 per accident, $1,000,000 per employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease, (c) pollution liability insurance, if reasonably required by Landlord given Operating Entity's particular use of the Premises. In addition, if insurance obligations generally required of tenants in similar space in similar buildings in the area in which the Premises is located increase or otherwise change, Landlord may similarly change Operating Entity's insurance obligations under this Lease.

Article 11 -- Damage or Destruction

11.1 Tenantable Within 180 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord's reasonable discretion) that Landlord can make the whole Premises (including, without limitation, Tenant's Improvements and any Alterations, but not those Alterations, if any, that Landlord is not obligated to insure under Section 10.2.1) tenantable within 180 days after the date of the Casualty, then Landlord will notify Tenant of such determination within 60 days after the date of the Casualty. Landlord's notice will specify the anticipated date (the "Anticipated Date") the Premises would be made tenantable. If based upon such anticipated date, the repairs will take longer than 30 days and less than 12 months will remain in the Term upon completion, either Landlord or Tenant may elect to terminate this Lease by notifying the other within 15 days after the date of Landlord's notice, which termination will be effective 60 days after the

date of such notice of termination. In addition, if Landlord fails to complete the repairs to the Premises within 180 days after the Anticipated Date, then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord at any time after such 180-day period and prior to Landlord's completion of such repairs.

11.2 Not Tenantable Within 180 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord's reasonable discretion) that Landlord cannot make the whole Premises (including, without limitation, Tenant's Improvements and any Alterations, but not those Alterations, if any, that Landlord is not obligated to insure under Section 10.2.1) tenantable within 180 days after the date of the Casualty, then Landlord will notify Tenant of such determination (including the anticipated date of restoration) within 60 days after the date of the Casualty. Either Landlord or Tenant may elect to terminate this Lease effective on the date 60 days after the date of Landlord's notice.

11.3 Property Substantially Damaged. If the Property is damaged or destroyed by any Casualty (regardless of whether the Premises is affected) and the damage reduces the value of the improvements on the Property by more than 50% (as Landlord reasonably determines value before and after the Casualty), then notwithstanding anything to the contrary in Sections 11.1 or 11.2, Landlord may, at Landlord's option, by notifying Tenant within 60 days after the Casualty, terminate this Lease effective on the date 60 days after the date of Landlord's notice.

11.4 Insufficient Proceeds. If Landlord does not receive sufficient insurance proceeds (including the amount of any policy deductible) to repair all damage to the Premises (including, without limitation, Tenant's Improvements and any Alterations, but not those Alterations, if any, that Landlord is not obligated to insure under Section 10.2.1) or the Property caused by any Casualty, or if Landlord's lender does not allow Landlord to use sufficient proceeds to repair all such damage, then notwithstanding anything to the contrary in Sections 11.1, 11.2 or 11.3, Landlord may, at Landlord's option, by notifying Tenant within 60 days after the Casualty, terminate this Lease effective on the date 60 days after the date of Landlord's notice.

11.5 Landlord's Repair; Rent Abatement. If this Lease is not terminated under Sections 11.1 through 11.4 following any Casualty, then Landlord will repair and restore the Premises (including, without limitation, Tenant's Improvements and any Alterations that Landlord is obligated to insure under Section 10.2.1) and the Property to as near their condition prior to the Casualty as is reasonably practicable with all commercially reasonable diligence and speed (subject to Landlord's rights under Section 7.2.2 with respect to Tenant Damage). Basic Rent and Tenant's Share of Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis starting on the date of the occurrence of the Casualty; provided that if only a portion of the Premises is untenantable, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises that is tenantable. In no event is Landlord obligated to repair or restore any Alterations that have not been previously disclosed to and approved by Landlord, any special equipment or fixtures installed by Tenant, or any other Tenant's Personal Property. Landlord will, if necessary, equitably adjust Tenant's Share of Property Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a Casualty.

11.6 Rent Abatement if Lease Terminates. If this Lease is terminated under any of Sections 11.1 through 11.4 following any Casualty, then Basic Rent and Tenant's Share of Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis starting from the date of the occurrence of the Casualty; provided, however, that if only a portion of the Premises is untenantable, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises that is tenantable until this Lease terminates.

11.7 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant's sole and exclusive rights and remedies in the event of a Casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a Casualty) not specifically described in this Article 11.

11.8 Notice to Landlord. If any Casualty to any portion of the Premises or Property occurs, Tenant will immediately provide written notice of such Casualty to Landlord. None of the obligations of Landlord under this Article 11 will be deemed to have arisen unless and until Landlord has received actual notice that the Casualty has occurred and has had a commercially reasonable time within which to respond to such notice. Tenant is liable to Landlord for any uninsured loss or other Claims Landlord incurs if (a) Tenant fails to timely report any Casualty to the Premises or (to the extent Tenant has actual knowledge thereof) the Property or Landlord's Personal Property to Landlord, (b) Landlord does not otherwise have actual knowledge of such Casualty, and (c) the failure to timely report such Casualty results in Landlord's property insurance carrier refusing to cover all or any portion of the loss.

Article 12 -- Eminent Domain

12.1 Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant's intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant's intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), then either Landlord or Tenant, at Landlord's or Tenant's option, by notifying the other party prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2 Landlord's Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant's Share of Property Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant's obligation to pay Basic Rent and Tenant's Share of Property Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord's restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3 Tenant's Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in separate Taking proceedings and may receive a separate award for damages to or Taking of Tenant's Personal Property and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant's sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

Article 13 -- Transfers

13.1 Restriction on Transfers. Except as provided in Section 13.5, Tenant will not cause or allow a Transfer without obtaining Landlord's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that under no circumstances may Tenant mortgage, pledge or encumber Tenant's interest in this Lease, the Premises, the Building or the Property; provided, the foregoing shall not prohibit Tenant from pledging its ownership interest in personal property and equipment in the Premises. Tenant's request

for consent to a Transfer must describe in detail the parties, terms, portion of the Premises, and other circumstances involved in the proposed Transfer. Landlord will notify Tenant of Landlord's election to consent and/or withhold consent and/or recapture within 20 days of Landlord's receipt of such a written request for consent to the Transfer from Tenant. Tenant will provide Landlord with any additional information Landlord reasonably requests regarding the proposed Transfer or the proposed Transferee. No Transfer (including, without limitation, any Transfer permitted under Section 13.5) releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer (net of Tenant's reasonable, documented out-of-pocket expenses incurred with such Transfer, including, without limitation, marketing expenses, reasonably attorneys' fees, rent concessions, tenant improvement allowances, costs of alterations or improvements, costs paid to Landlord in obtaining Landlord's consent to the Transfer, leasing costs and commissions incurred in connection with the Transfer) in excess of the amounts this Lease otherwise requires Tenant to pay. Any attempted Transfer in violation of this Lease is null and void and constitutes an Event of Default under this Lease.

13.2 **Recapture Right.** Instead of giving or withholding consent pursuant to Section 13.1, if Tenant seeks to assign the Lease (except in connection with a Permitted Transfer) or to sublease substantially all of the Premises for substantially all of the remaining Term, Landlord may, within the 30 day period provided in Section 13.1, elect by written notice to Tenant to recapture (that is, to terminate this Lease with respect to) the Premises or, if a proposed Transfer affects only a portion of the Premises, that portion of the Premises. If Landlord so exercises Landlord's recapture right, Tenant may negate such recapture by delivering written notice to Landlord, within five days of Tenant's receipt of Landlord's recapture notice, canceling the proposed Transfer and withdrawing Tenant's request for consent to the Transfer. If Landlord elects to recapture some or all of the Premises as set forth above, and Tenant does not so negate the recapture, then this Lease will terminate with respect thereto (pursuant to the provisions of this Lease, including, without limitation, Article 16) as of the date the Transfer would otherwise have occurred as if the Term therefor had expired on such date.

13.3 **Costs.** Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs in connection with any Transfer, including, without limitation, reasonable attorneys' fees and costs, regardless of whether Landlord consents to the Transfer, provided such expenses and fees shall not exceed Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) for any proposed Transfer.

13.4 **Landlord's Consent Standards.** For purposes of Section 13.1 and in addition to any other reasonable grounds for denial, Landlord's consent to a Transfer will be deemed reasonably withheld if, in Landlord's good faith judgment, any one or more of the following apply: (a) in the event of an assignment, the proposed transferee does not have the financial strength to perform the Tenant's obligations under this Lease, and in the event of a sublease, the proposed transferee does not have the financial strength to perform the transferee's obligations under the sublease; (b) intentionally omitted; (c) either the proposed transferee, or any Affiliate of the proposed transferee, occupies or is negotiating with Landlord to lease space in the Building or occupies or is negotiating with Landlord to lease space in another building on the Property; (d) the proposed transferee has a bad business reputation; (e) the use of the Premises by the proposed transferee would, in Landlord's reasonable judgment, materially impact the Building or the Property in a negative manner; (f) if the subject space is only a portion of the Premises and the physical subdivision of such portion is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (g) the Transfer would require Alteration to the Building or the Property to comply with applicable Laws; (h) the transferee is a government (or agency or instrumentality thereof); (i) a proposed transferee whose occupancy will require any variation in the terms and conditions of this Lease; or (j) an Event of Default, or an event that with the passage of time or the giving of notice would result in an Event of Default, exists under this Lease at the time Tenant requests consent to the proposed Transfer.

13.5 **Transfers to Affiliates.** Provided that no Event of Default, or event that with the passage of time or the giving of notice would constitute an Event of Default, exists under this Lease, Tenant may, without Landlord's consent, assign or sublet all or a portion of this Lease or the Premises to an Affiliate of Tenant if (a) Tenant notifies Landlord at least 15 days prior to such Transfer; and (b) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant's obligations under this Lease and to observe all terms and conditions of this Lease. A Transfer to an Affiliate does not release Tenant from any liability or obligation

under this Lease. Notwithstanding anything to the contrary contained in this Lease, provided that no Event of Default, or event that with the passage of time or the giving of notice would constitute an Event of Default, exists under this Lease, (A) an assignment or subletting of all or a portion of the Premises to an Affiliate, (B) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, or (C) the sale of Tenant's shares through an IPO or in connection with a bona fide capitalization for the benefit of Tenant, shall not require Landlord's consent under this Article 13 and shall be exempt from the terms of Section 13.2 (any such assignee or sublessee described in items (A) through (C) of this Section 13.5 hereinafter referred to as a "**Permitted Transferee**").

13.6 **Permitted Occupancy**. Notwithstanding anything in this Lease to the contrary, Landlord acknowledges that Tenant intends to grant a license or enter into a sublease with a separate entity (the "**Operating Entity**"), which Operating entity will share the Premises with Tenant for the sole purpose of operating and performing the pharmacy for Tenant pursuant to the terms of a separate agreement between Tenant and the Operating Entity. Landlord hereby grants its consent to the use and occupancy of the Premises by such Operating Entity so long as the following conditions are satisfied: (i) the Operating Entity shall only be permitted to use the Premises for the Permitted Use and otherwise in conformity with all of the applicable provisions of this Lease; (ii) Tenant shall deliver to Landlord written notice of the existence of the agreement allowing the Operating Entity's use and occupancy of the Premises together with insurance certificates from the Operating Entity demonstrating that Operating Entity is satisfying all of the insurance requirements that are set forth in Section 10.1.6 of this Lease and Operating Entity's acknowledgement in writing that the provisions of Section 10.3.1 and 19.12 of the Lease apply to Operating Entity and its property; (iii) each such sublease, license or occupancy agreement is not a subterfuge by Tenant to avoid its obligations under this Article 13; (iv) there shall be no separate demising walls which separate the space which is the subject of such sublease, license or occupancy agreement from the balance of the Premises or separate exterior entrances to the space which is the subject of such sublease, license or occupancy agreement; and (v) each such sublease, license and occupancy agreement shall be subject to and subordinate to all of the terms and provisions of this Lease. No such sublease, license or occupancy agreement, as the case may be between Tenant and the Operating Entity, shall relieve Tenant from any liability or obligation under this Lease.

Article 14 – Defaults; Remedies

14.1 Events of Default. The occurrence of any of the following constitutes an "**Event of Default**" by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.1.1 Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Tenant's Share of Property Expenses or any other Additional Rent amount as and when due and such failure continues for five (5) days after Landlord delivers written notice of such failure to Tenant..

14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant's non-monetary obligations under this Lease and such breach or failure is not cured within 30 days after Landlord notifies Tenant of Tenant's breach or failure; provided that if Tenant is not able through the use of commercially reasonable efforts to cure such breach or failure within a 30-day period, Tenant's breach or failure is not an Event of Default if Tenant commences to cure such breach or failure within the 30-day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed an additional 60 days after the expiration of the initial 30-day period. Notwithstanding the foregoing, Tenant is not entitled to any cure period before a breach or failure of this Lease becomes an Event of Default if (a) the breach or failure would subject Landlord or any of the Landlord Parties to criminal liability, (b) Tenant causes or allows a Transfer in violation of the terms of Article 13 hereof, (c) the breach or failure is otherwise described in Section 14.1.3 or 14.1.4 hereof, or (d) Tenant fails to maintain insurance (or to timely provide Landlord with evidence of such insurance) as required under Article 10 hereof.

14.1.3 Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant or any Guarantor in connection with (a) Tenant's negotiation or execution of this Lease; (b) Landlord's evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

Section 14.1.4 Letter of Credit Defaults. Tenant fails to timely cause the Letter of Credit to be renewed or replaced in accordance with Sections 18.1.3, 18.1.4 or 18.1.5, as required thereunder.

14.1.5 Other Defaults. The occurrence of any one or more of the following: (a) Tenant's filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant's making a general assignment or general arrangement for the benefit of creditors; (b) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within 60 days; (c) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted; (d) the appointment of a "custodian," as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets (or Tenant's assets located at the Premises) or of Tenant's interest in this Lease; or (e) the subjection of all or substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease to attachment, execution or other judicial seizure. If a court of competent jurisdiction determines that any act described in this Section 14.1.4 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant's interest hereunder, then Landlord is entitled to receive the same amount of Additional Rent as Landlord would be entitled to receive if such a Transfer had occurred pursuant to Section 13.1.

14.2 Remedies. Upon the occurrence of any Event of Default, Landlord may at any time and from time to time, without notice or demand and without preventing Landlord from exercising any other right or remedy, exercise any one or more of the following remedies:

14.2.1 Termination of Tenant's Possession/Re-Entry and Reletting Right. Terminate Tenant's right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. In such event, this Lease continues in full force and effect (except for Tenant's right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. Unless Landlord specifically states that it is terminating this Lease, Landlord's termination of Tenant's right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant's obligations and liabilities under this Lease. If Landlord terminates Tenant's right to possess the Premises, Landlord is not obligated to, but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor as and when due Landlord may deem such property abandoned and cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Upon such re-entry, Landlord is not obligated to, but may relet all or any part of the Premises to a third party or parties for Tenant's account. Tenant is immediately liable to Landlord for all Re-Entry Costs and must pay Landlord the same within ten business days after Landlord's notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant remains obligated to pay all Rent when due under this Lease; provided that Landlord will, on a monthly basis, credit any Net Rent received for the current month against Tenant's Rent obligation for the next succeeding month. If the Net Rent received for any month exceeds Tenant's Rent obligation for the succeeding month, Landlord may retain the surplus.

14.2.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in Landlord's notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord as provided in Article 16. Such termination will not extinguish any obligations that survive termination as provided elsewhere in this Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant's default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant's failure to perform its obligations under this Lease or that in the ordinary course would likely result from Tenant's failure to perform, including, without limitation, any Re-Entry Costs and the unamortized amounts of Landlord's costs to construct Tenant's Improvements and real estate commissions paid in connection with this Lease; (c) an amount equal to the

amount by which (i) the present worth, as of the effective date of the termination, of the Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) exceeds (ii) the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent); and (d) Tenant's Share of Property Expenses to the extent Landlord is not otherwise reimbursed for such Property Expenses, but only to the extent incurred by Landlord. For purposes of this Section 14.2.2, Landlord will compute present worth by utilizing a discount rate of 6% per annum. Nothing in this Section 14.2.2 limits or prejudices Landlord's right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless of whether such damages are greater than the amounts set forth in this Section 14.2.2.

14.2.3 Present Worth of Rent. Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the sum of (a) all Rent past due (together with interest thereon at the Maximum Rate), plus (b) the then present worth, as of the date of such recovery, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the then-unexpired portion of the Term. Landlord will employ a discount rate of 6% per annum to compute present worth.

14.2.4 Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State. All rights and remedies of Landlord under this Lease are cumulative and the exercise of any one or more remedies at any time or from time to time does not limit or preclude the further exercise by Landlord of the same or any other rights or remedies at any time or from time to time.

14.3 Costs. Without duplication of any other amounts payable by Tenant to Landlord hereunder, Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless of whether the breach or default constitutes an Event of Default, and regardless of whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, out-of-pocket costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord's rights or remedies or otherwise protecting Landlord's interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord's fees, expenses and damages, including, without limitation, reasonable attorneys' fees and paralegal and other professional fees and expenses, Landlord incurs in connection with any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.4 Waiver of Re-Entry Claims. Tenant waives and releases all Claims Tenant may have resulting from Landlord's re-entry and taking possession of the Premises pursuant to this Article 14 by any lawful means and removing, storing or disposing of Tenant's property as permitted under this Lease, regardless of whether this Lease is terminated and, to the fullest extent allowable under the Laws, Tenant releases and, to the fullest extent allowable under the Laws, will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims arising therefrom. No such re-entry is to be considered or construed as a forcible entry by Landlord.

14.5 Landlord's Default. Landlord will not be in default under this Lease unless Landlord breaches or fails to perform any of Landlord's obligations under this Lease and the breach or failure continues for a period of 30 days after Tenant notifies Landlord in writing of Landlord's breach or failure; provided that if Landlord is not able through the use of commercially reasonable efforts to cure the breach or failure within such 30 day period, Landlord's breach or failure is not a default as long as Landlord commences to cure its breach or failure within the 30 day period and thereafter diligently pursues the cure to completion.

14.6 No Waiver. No failure by either Landlord or Tenant to insist upon the performance of any provision of this Lease or to exercise any right or remedy upon a breach or default hereof constitutes a waiver of any such breach or default. Any such waiver may be made only by a writing signed by the party providing the waiver. One or more waivers by a party is not to be construed as a waiver by that party of a subsequent breach or default of the same provision.

Article 15 -- Creditors; Estoppel Certificates

15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, are subject and subordinate to any Mortgage. Tenant will, on Landlord's demand, execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this Section 15.1 to any Mortgage. The subordination to any future Mortgage provided in this Section 15.1 is expressly conditioned upon the Mortgage holder's agreement that as long as no Event of Default occurs under this Lease, the holder of the Mortgage will not disturb Tenant's rights of possession under this Lease. The lien of any existing or future Mortgage will not cover Tenant's Personal Property.

15.2 Attornment. If any ground lessor, the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord's interest in this Lease, the Premises or the Property, Tenant will attorn to and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord's interest.

15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage for which Tenant is notified, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 30 days after the later of (a) receipt of such notice, or (b) the expiration of Landlord's cure period, within which to cure the default. If the default cannot be cured within that additional 30 day period, then the holder will have such additional time as may be necessary to effect the cure if, within the 30 day period, the holder has commenced and is diligently pursuing the cure. If Landlord, Tenant and the holder of any Mortgage enter into any separate agreement regarding the matters addressed in Sections 15.1, 15.2 and this Section 15.3, then to the extent of any conflict between the provisions of such separate agreement and the provisions of Section 15.1, 15.2 or this Section 15.3, the provisions of such separate agreement shall control.

15.4 Estoppel Certificates.

15.4.1 Contents. Upon Landlord's written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may request. Tenant will deliver the statement to Landlord within 10 Business Days after Landlord's request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

15.4.2 Failure to Deliver. If Tenant does not timely deliver to Landlord the statement referenced in Section 15.4.1, Landlord shall deliver a reminder notice and if Tenant fails to deliver the estoppel certificate within five (5) business days after receipt of the reminder notice, then such failure shall constitute an acknowledgment by Tenant that any lender, prospective lender, investor or purchaser may conclusively presume and rely that, except as otherwise represented by Landlord, (a) the terms and provisions of this Lease have not been changed; (b) this Lease has not been canceled or terminated; (c) not more than one month's Rent has been paid in advance; and (d) Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from later contesting any inaccuracy (as to factual matters only, and not modifications to the Lease, if any) contained in the draft statement delivered from Landlord to Tenant.

15.5 Waiver of Landlord's Lien. Landlord does hereby waive and release any and all rights and interests (whether previously or now existing, or arising in the future) in and to any lien (whether possessory, statutory or otherwise, and including any rights of levy or distraint for rent) on, against or with respect to any assets, trade fixtures, equipment or other property of Tenant and/or any other person or entity which may, from time to time, have any such assets, trade fixtures, equipment or other property located at the Property. Landlord agrees that it will, from time to time upon Tenant's request, execute and deliver to Tenant such documents and instruments as Tenant may reasonably request in order to confirm that Landlord has no lien or lien rights with respect to any such assets, trade fixtures, equipment or other property of Tenant (or of any such other person or entity described in the preceding sentence).

Article 16 -- Surrender; Holding Over; Failure to Surrender as Required

16.1 Surrender of Premises. At the expiration or earlier termination of this Lease, Tenant will surrender the Premises to Landlord in the condition and as otherwise required under this Section 16.1. Upon such surrender, Tenant, at its sole cost and expense, will (a) deliver all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant's payment of Basic Rent or as Property Manager or Landlord otherwise directs, and inform Property Manager or Landlord of all combinations on locks, safes and vaults, if any, that Tenant is allowed to leave at the Property; (b) comply with all of the specifications and requirements (including, without limitation, the restoration requirements) set forth in Exhibit H, and otherwise cause the Premises to be in good order, condition and repair, reasonable wear and tear, Casualty (subject to Landlord's rights with respect to Tenant Damage) and Taking excepted; and (c) remove all of Tenant's Personal Property from the Property and, if Landlord so requires, all specified Alterations that Tenant placed on the Property and all telephone and data wiring installed in the Premises, and will promptly repair any damage to the Premises or the Property caused by such removal.

16.2 Holding Over; Failure to Surrender Premises as Required.

16.2.1 Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord's written consent, (a) Tenant is conclusively deemed to be occupying the Premises without claim of right as a tenant at sufferance (but, at Landlord's election, subject to all terms and conditions of this Lease), and (b) Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to 150% of Tenant's then-existing Basic Rent (on a daily basis), plus all Additional Rent as described in this Lease.

16.2.2 Failure to Surrender Premises as Required. In the event that Tenant fails to surrender the Premises, or any portion thereof, within 30 days of the time, in the condition and otherwise in accordance with the requirements of Section 16.1, then Tenant (a) releases Landlord from, (y) will be liable to Landlord for, and (z) to the fullest extent allowable under the Laws, will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against, any and all Claims resulting from such failure, including, without limitation, any Claims resulting from Landlord's loss of, or any Claims made by, any actual or potential succeeding tenant or occupant of the Premises due to or founded on any such failure. Further, all property of Tenant not removed from the Premises or the Property as required under Section 16.1 will be conclusively deemed abandoned. Landlord may thereupon remove all such abandoned property from the Property and cause its transportation and storage in a public warehouse or elsewhere at the sole cost and expense and for the account of Tenant in accordance with the requirements of law. If Tenant fails to pay any of the storage charges therefor, Landlord may cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Landlord will not be liable for damage, theft, misappropriation or loss of any such property or in any other manner in respect thereto.

Article 17 -- Tenant's Improvements

17.1 Tenant's Improvements. Landlord will cause Tenant's Improvements to be constructed, at Landlord's sole cost and expense; provided, however, that Tenant will be solely responsible for (a) all costs and expenses related to the Tenant's Improvements (subject to the Improvement Allowance) as described in Section 17.1.2 hereof, (b) all costs and expenses related to any Change Orders, which costs and expenses will be determined and will be payable as provided in Section 17.2 hereof, (c) the design and installation of, and all costs and expenses related to, all furniture, fixtures, equipment and personal property that are not specified in the preliminary outline

specifications attached hereto as Exhibit F (**"Outline Specifications"**) (including, without limitation, costs associated with the preparation and approval of Tenant's racking plan and the installation of Tenant's racking in the Premises) and all telephone, computer, data and other wiring and cabling, to be located in the Premises, and (d) all costs and expenses related to any Tenant Delays, which costs and expenses will be determined in the same manner as the determination of Change Order Costs, and will be payable within 30 days after Landlord's invoice to Tenant.

17.1.1 Design; Compliance with Laws. Tenant's Improvements will be designed as described in this Article 17. Tenant's Improvements will automatically become the property of Landlord and a part of the Building immediately upon installation. Subject to this Article 17, Landlord will complete, or cause the completion of, the construction of Tenant's Improvements (other than with respect to Tenant's use thereof, which compliance will be the responsibility of Tenant), in substantial accordance with all Laws applicable thereto. Among other things, Landlord will be responsible for the compliance of Tenant's Improvements (other than with respect to the items for which Tenant is responsible and as aforesaid with respect to Tenant's use) with the ADA, as the same are in effect and enforced by governmental or other bodies having jurisdiction over such matters as of the Effective Date. Except as expressly set forth in this Lease, all other compliance with Laws (including, without limitation, all other compliance with the ADA), in all cases as the same are from time to time in effect and enforced by the governmental or other bodies having jurisdiction over such matters will be the sole responsibility of Tenant.

17.1.2 Improvement Allowance. Landlord will credit an amount, not to exceed the Improvement Allowance, against Tenant's obligation to pay the Allowance Construction Costs. Landlord is not obligated to pay or incur any amounts that exceed the Improvement Allowance in connection with the Allowance Construction Costs. If the Allowance Construction Costs exceed the Improvement Allowance, then Tenant will pay any such the excess to Landlord in cash as Additional Rent. If Landlord reasonably estimates that the Allowance Construction Costs will exceed the Improvement Allowance (and Landlord may make reasonable re-estimates from time to time), Landlord may require Tenant to first deposit with Landlord a sum equal to Landlord's reasonable estimate of the amount by which the Allowance Construction Costs may exceed the Improvement Allowance. Following the completion of Tenant's Improvements, Landlord (a) will determine the actual costs thereof, (b) will reconcile such actual costs with the Improvement Allowance and additional deposits (if any) theretofore made by Tenant, and (c) will notify Tenant, in writing, of such determination and reconciliation. In the event that such reconciliation shows that any additional deposits made by Tenant hereunder in connection with the Tenant's Improvements were not applied to Allowance Construction Costs, then the excess (*i.e.*, the unapplied additional deposits) will be credited against either amounts owed by Tenant to Landlord for Change Orders or to the Basic Rent payments due hereunder from and after the Commencement Date (beginning with the first Basic Rent payment due after Landlord's delivery of the aforesaid reconciliation notification), until the full amount of such excess has been so applied. In the alternative, at Landlord's sole election, Landlord will pay the full amount of such excess to Tenant within 30 days after Landlord's delivery of the aforesaid reconciliation notification. In the event that the reconciliation shows that the actual Allowance Construction Costs exceed the sum of the Improvement Allowance plus any additional deposits theretofore made by Tenant in connection with the Tenant's Improvements, then Tenant will pay the full amount of such excess to Landlord within 30 days after Landlord's delivery of the reconciliation notification.

17.1.3 Issued for Construction Plans. Landlord will provide Tenant with proposed Issued for Construction Plans. Such proposed Issued for Construction Plans will be consistent with the Outline Specifications and the Site Plan. Within five Business Days after Landlord has delivered to Tenant the proposed Issued for Construction Plans, Tenant will notify Landlord of any desired revisions thereto. All such revisions (if any) that Tenant desires must be entirely consistent with the Outline Specifications and the Site Plan. If Tenant notifies Landlord within the aforesaid five-Business Day period of Tenant's approval of the proposed Issued for Construction Plans without requesting any revisions thereto, or if Tenant fails to notify Landlord within such five-Business Day period, then the proposed Issued for Construction Plans will automatically become the final Issued for Construction Plans hereunder. If Tenant notifies Landlord within the aforesaid five-Business Day period and requests revisions to the proposed Issued for Construction Plans that satisfy the conditions of this Section 17.1.3 but that do not constitute Change Orders (as reasonably determined by Landlord), then Landlord will revise the proposed Issued for Construction Plans in accordance with the request, and such revised Issued for Construction Plans will automatically become the final Issued for Construction Plans hereunder. If Tenant notifies Landlord within the aforesaid five-Business Day period and requests revisions to the proposed Issued for Construction Plans that satisfy the conditions of this Section 17.1.3 and that do constitute Change Orders (as reasonably determined by Landlord), then Landlord will notify Tenant, in writing, as to the cost of and the anticipated delay in completing such revisions. Tenant will then

notify Landlord, in writing, within two Business Days after its receipt of Landlord's aforesaid notification as to which (if any) of the requested revisions Tenant still desires. If Tenant notifies Landlord within the aforesaid two-Business Day period of its approval of some or all of the requested revisions (and the additional cost and delay thereof), then Landlord will revise the proposed Issued for Construction Plans in accordance with the approval, and such revised Issued for Construction Plans will automatically become the final Issued for Construction Plans hereunder. If Tenant fails to notify Landlord of its approval or disapproval of some or all of the requested revisions (and the additional cost and delay thereof) within the aforesaid two-Business Day period, then Tenant will be deemed to have withdrawn all of its requested revisions to the proposed Issued for Construction Plans (to the extent that such revisions constitute Change Orders as aforesaid), and the proposed Issued for Construction Plans will automatically become the final Issued for Construction Plans hereunder. All delays in the finalization of the Issued for Construction Plans caused by Tenant's request for any revisions to the proposed Issued for Construction Plans will constitute Tenant Delays hereunder. The final version of the Issued for Construction Plans approved by both Landlord and Tenant will supersede the Outline Specifications except as to any non-construction matters described in the Outline Specifications.

17.2 Change Orders. With respect to Tenant's Improvements, Tenant may request Change Orders, so long as the same are reasonably acceptable to Landlord. Anything in this Lease to the contrary notwithstanding, (a) Tenant (and not Landlord) will be responsible and liable hereunder for any delay in the construction of Tenant's Improvements, or any portion thereof, and for any additional costs with respect thereto, to the extent that such delay or additional costs result from a Change Order, and (b) no Change Order will be effected if it is not permitted by applicable building and zoning regulations or other Laws, as the same are then interpreted and enforced by the appropriate authorities having jurisdiction thereof.

17.2.1 Change Order Payments. Before proceeding with any work that is the subject of a Change Order, Landlord may require Tenant to deposit with Landlord an amount equal to Landlord's estimate of the Change Order Cost thereof; provided, however, that Tenant may elect in writing to apply any then unallocated portion of the Improvement Allowance to any such deposit. Following the completion of Tenant's Improvements, Landlord (a) will determine the actual Change Order Costs of all Change Orders, (b) will reconcile such actual costs with the deposits (if any) (or credits from unallocated portions of the Improvement Allowance) theretofore made by Tenant, and (c) will notify Tenant, in writing, of such determination and reconciliation. In the event that such reconciliation shows that the amount of any deposits theretofore made by Tenant (together with credits from unused portions of the Improvement Allowance) exceeds the actual Change Order Costs of all Change Orders, then the excess will be credited against the Basic Rent payments due hereunder from and after the Commencement Date (beginning with the first Basic Rent payment due after Landlord's delivery of the aforesaid reconciliation notification), until the full amount of such excess has been so applied. In the alternative, at Landlord's sole election, Landlord will pay the full amount of such excess to Tenant within 30 days after Landlord's delivery of the aforesaid reconciliation notification. On the other hand, in the event that such reconciliation shows that the actual Change Order Costs of all Change Orders exceed the amount of any deposits theretofore made by Tenant (together with credits from any unused portion of the Improvement Allowance), then Tenant will pay the full amount of such excess to Landlord within 30 days after Landlord's delivery of the aforesaid reconciliation notification; provided, however, that Tenant may elect in writing to apply any then unused portion of the Improvement Allowance to any such excess.

17.3 Tenant's Representative. Tenant designates Lori Jackson, 3248 Parkview Circle Grove City, OH 43123 as the Tenant's representative having authority to approve the Issued for Construction Plans, request or approve any Change Order, give and receive all notices, consents, approvals and directions regarding Tenant's Improvements and otherwise to act for and bind Tenant in all matters relating to Tenant's Improvements (including, without limitation, all matters relating to budgets and schedules), and to otherwise act for and bind Tenant in all construction matters relating to the Premises. Notwithstanding any provision of this Lease to the contrary, all notices, deliveries, demands, requests or other communications to or from Tenant's representative identified above may be delivered and received verbally, telephonically, electronically or in writing, and will not be subject to the provisions of Section 19.1. Further, all actions of Tenant's representative will be unconditionally binding on Tenant.

17.4 Substantial Completion. Landlord will use commercially reasonable efforts to achieve Substantial Completion of Tenant's Improvements on or before the Delivery Date, subject to delays caused by Tenant Delays and other Force Majeure.

17.5 Punch List. Not more than 10 business days prior to the date on which Landlord, in good faith, anticipates Substantial Completion of Tenant's Improvements, Landlord will notify Tenant of the date of such anticipated date of Substantial Completion, and of a date on which Landlord and Tenant (or their respective representatives) will meet to inspect the Premises. Within 10 Business Days after that inspection Landlord and Tenant, acting reasonably and in good faith, will develop a "punch list" of any Tenant's Improvements items that were either not properly completed or are in need of repair. Landlord will complete (or repair, as the case may be) the items listed on the punch list within 60 days after the "punch list" has been developed, subject to delays caused by Tenant Delays and other Force Majeure. If Tenant does not inspect the Premises with Landlord as reasonably requested by Landlord prior to or upon Substantial Completion, Tenant will be deemed to have accepted the Premises as delivered, subject to any punch list items Landlord develops and Tenant's rights under this Section 17.5.

17.6 Construction Warranty. Landlord will obtain from Landlord's general contractor a customary and reasonable form of one (1) year warranty against defective workmanship and materials regarding Tenant's Improvements and will enforce the terms thereof on behalf of Tenant with respect to any defects that Tenant would otherwise be obligated to repair or maintain pursuant to this Lease.

17.7 Tenant Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant's Improvements to be performed by Landlord as set forth in the approved Issued for Construction Plans will be designed, furnished and installed by Tenant at Tenant's sole expense. Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for Alterations. Landlord is under no obligation to perform, inspect, or supervise any such work, and Landlord will have no liability or responsibility whatsoever therefor.

17.8 Milestone Dates. In order for Landlord to achieve the scheduled Commencement Date, Tenant will be required to provide certain definitive information, documentation or other materials on certain specific dates. For all purposes under this Lease, any failure or delay of Tenant, or those acting for or under Tenant, to satisfy any scheduled dates that are set forth in this Lease or of which Tenant has been given reasonable advance written or oral notice will constitute a Tenant Delay. Landlord's execution of this Lease notwithstanding any such pre-existing failure or delay will not be considered to be an acquiescence therein or waiver thereof by Landlord. In particular, Tenant's failure to provide Landlord with Tenant's final racking layout on or before February 21, 2020 or Tenant's final office layout and final finish selections on or before February 7, 2020 will be a Tenant Delay.

Article 18 – Letter of Credit

18.1 Letter of Credit. Within five (5) Business Days after the Effective Date, Tenant will deliver to Landlord an unconditional, irrevocable standby letter of credit (**"Letter of Credit"**) that is in the initial face amount equal to the Letter of Credit Required Amount, that conforms in form and substance to the attached Exhibit G (or is otherwise reasonably acceptable to Landlord). In the event that Tenant fails to deliver the Letter of Credit in the form required by this Article 18 on or before the date that is five (5) Business Days after the Effective Date, Landlord may terminate this Lease by delivering written notice of such termination to Tenant.

Section 18.1.1 General Requirements. The Letter of Credit must satisfy all of the following conditions:

(a) is issued by a United States federal or state chartered bank (**"Issuer"**) that (i) is either a member of the New York Clearing House Association or is a commercial bank or trust company reasonably acceptable to Landlord, and (ii) has total assets of at least $100,000,000,000, as determined in accordance with generally accepted accounting principles consistently applied;

(b) names Landlord as beneficiary thereunder;

(c) has a term ending not less than one year after the date of issuance;

(d) automatically renews for one-year periods unless Issuer notifies beneficiary in writing, at least 60 days prior to the expiration date, that Issuer elects not to renew the Letter of Credit;

(e) provides for payment to beneficiary of immediately available funds (denominated in United States dollars) in the initial face amount of the Letter of Credit Required Amount within 48 hours after presentation of the sight draft substantially conforming to the form attached as Exhibit "1" to the Letter of Credit;

(f) provides that draws may be presented, and are payable, at Issuer's letterhead office, or any other full service office of Issuer;

(g) is payable in sight drafts which only require the beneficiary to state that the draw is payable to the order of beneficiary;

(h) permits partial and multiple draws;

(i) permits multiple transfers by beneficiary;

(j) waives any rights Issuer may have, at law or otherwise, to subrogate to any claims beneficiary may have against applicant or applicant may have against beneficiary; and

(k) is governed by the International Standby Practices 1998, published by the International Chamber of Commerce.

Section 18.1.2 Fees; Transfer. Landlord may freely transfer the Letter of Credit in connection with an assignment of this Lease without (a) Tenant's consent, (b) restriction on the number of transfers, or (c) condition, other than presentment to Issuer of the original Letter of Credit and a duly executed transfer document conforming to the form attached as Exhibit "B" to the Letter of Credit. Tenant is solely responsible for any bank fees or charges imposed by Issuer in connection with the issuance of the Letter of Credit or any transfer, renewal, extension or replacement thereof. If Tenant fails to pay such transfer fee timely, Landlord may, at its option and without notice to Tenant, elect to pay any transfer fees to Issuer when due, and upon payment, such amount will become immediately due and payable from Tenant to Landlord as Additional Rent under this Lease.

Section 18.1.3 Definition of Draw Event. "**Draw Event**" means the occurrence of any of the following events:

(a) Tenant fails to pay fully any item of Rent within 15 days after such item of Rent is due;

(b) Tenant (i) breaches or fails to perform timely any of its other obligations under this Lease, (ii) the breach or failure continues for a period of 15 business days after written notice of such breach or failure is provided by Landlord to Tenant (unless Landlord is prohibited from providing such notice under applicable law or court order, in which case notice shall not be required) without regard to any cure period granted under this Lease and without regard to whether such breach or failure is determined (upon occurrence or at any later time) to be an Event of Default, and (iii) Tenant has either failed to commence cure of the breach or failure or, if cure has been commenced, is not diligently pursuing such cure;

(c) the occurrence of any of the events described in Section 14.1.5 hereof, but without regard to any cure period granted under Section 14.1.5 hereof and without regard to whether such event is determined (upon occurrence or at a later time) to be an Event of Default;

(d) Tenant fails to timely cause the Letter of Credit to be renewed or replaced as required in this Article 18;

(e) the occurrence of an Issuer Quality Event as described in Section 18.1.5 hereof;

(f) the occurrence of an Event of Default; or

(g) Tenant holds over or remains in possession of the Premises after the expiration of the Term or termination of this Lease, without Landlord's prior written consent.

Section 18.1.4 Use of Draw Proceeds; Replacement Letter of Credit. Immediately upon the occurrence of any one or more Draw Events, and at any time thereafter, Landlord may draw on the Letter of Credit, in whole or in part (if partial draw is made, Landlord may make multiple draws), as Landlord may determine in Landlord's sole and absolute discretion. The term "**Draw Proceeds**" means the cash proceeds of any draw or draws made by Landlord under the Letter of Credit. Any delays by Landlord in drawing on the Letter of Credit or using the Draw Proceeds will not constitute a waiver by Landlord of any of its rights hereunder with respect to the Letter of Credit or the Draw Proceeds. Landlord will hold the Draw Proceeds in its own name and may co-mingle the Draw Proceeds with other accounts of Landlord or invest them as Landlord may determine in its sole and absolute discretion. In addition to any other rights and remedies Landlord may have, Landlord may in its sole and absolute discretion and at any time, use and apply all or any portion of the Draw Proceeds to pay Landlord for any one or more of the following:

(a) Rent or any other sum which is past due, due or becomes due, or to which Landlord is otherwise entitled under the terms of this Lease, whether due to the passage of time, the existence of a default or otherwise (including, without limitation, late payment fees or charges and any amounts which Landlord is or would be allowed to collect under Sections 14.2 or 14.3 hereof, and without deducting therefrom any offset for proceeds of any potential reletting or other potential mitigation which has not in fact occurred at the time of the draw);

(b) all amounts incurred or expended by Landlord in connection with the exercise and pursuit of any one or more of Landlord's rights or remedies under this Lease, including, without limitation, reasonable attorneys' fees and costs;

(c) all amounts incurred or expended by Landlord in obtaining the Draw Proceeds, including, without limitation, reasonable attorneys' fees and costs; or

(d) all other damage, injury, expense or liability caused to or incurred by Landlord as a result of any Event of Default, Draw Event or other breach, failure or default by Tenant under this Lease.

To the extent that Draw Proceeds exceed the amounts so applied, such excess Draw Proceeds will be deemed paid to Landlord to establish a credit on Landlord's books in the amount of such excess, which credit may be applied by Landlord thereafter (in Landlord's sole and absolute discretion), to any of Tenant's obligations to Landlord under this Lease as and when they become due. Following any use or application of the Draw Proceeds, Tenant, if requested by Landlord in writing, must, within 10 days after receipt of Landlord's request, cause a replacement Letter of Credit complying with Section 18.1.1 hereof to be issued and delivered to Landlord; provided, however, that the amount of the replacement Letter of Credit will be an amount equal to the original amount of the Letter of Credit, as set forth in Section 18.1.1 hereof. Upon Landlord's receipt of the replacement Letter of Credit, Landlord will deliver the prior original Letter of Credit to Issuer for cancellation (if not theretofore fully drawn) and any unapplied Draw Proceeds will be applied in accordance with Sections 18.1.3(a), (b), (c) and (d) hereof. If it is determined or adjudicated by a court of competent jurisdiction that Landlord was not entitled to draw on the Letter of Credit, Tenant may, as its sole and exclusive remedy, cause Landlord to (x) deliver the prior original Letter of Credit to Issuer for cancellation (if not theretofore fully drawn), (y) return to Issuer the amount of the Draw Proceeds which the court determines Landlord was not entitled to draw, and (z) reimburse Tenant for all out-of-pocket fees, costs and interest expenses actually incurred by Tenant as a direct result of Landlord's draw on the Letter of Credit; provided, however, that Tenant may exercise its exclusive remedy only after Tenant has cured all defaults under this Lease and has also caused a replacement Letter of Credit complying with Section 18.1.1 hereof to be issued and delivered to Landlord. Landlord will not be liable for any other actual damages or any indirect, consequential, special or punitive damages incurred by Tenant in connection with either a draw by Landlord on the Letter of Credit or the use or application by Landlord of the Draw Proceeds. Nothing in this Lease or in the Letter of Credit will confer upon Tenant any property right or interest in any Draw Proceeds.

Section 18.1.5 Renewal and Replacement. The Letter of Credit must provide that it will be automatically renewed unless Issuer provides written notice of non-renewal to Landlord at least 60 days prior to

the expiration date of the Letter of Credit. If written notice of non-renewal is received from Issuer, or if the Letter of Credit is scheduled to expire without automatic renewal, Tenant must renew the Letter of Credit or replace it with a new Letter of Credit, at least 30 days prior to the stated expiration date of the then-current Letter of Credit. Any renewal or replacement Letter of Credit must meet the criteria set forth in Section 18.1.1 hereof, and must have a term commencing at least one day prior to the stated expiration date of the immediately prior Letter of Credit. Failure to provide a renewal or replacement Letter of Credit as provided above will, at Landlord's election, be an Event of Default under this Lease.

Section 18.1.6 Issuer Quality Event. If an Issuer Quality Event occurs, Tenant, upon 30 days prior written notice from Landlord, must, at its own cost and expense, provide Landlord with a replacement Letter of Credit meeting all of the requirements of Section 18.1.1 hereof. The term "**Issuer Quality Event**" means Issuer fails to meet the criteria set forth in Section 18.1.1 hereof. An Issuer Quality Event will, at Landlord's election, be an Event of Default under this Lease.

Section 18.1.7 Additional Agreements of Tenant. Tenant expressly acknowledges and agrees as follows:

(a) the Letter of Credit constitutes a separate and independent contract between Landlord and Issuer, and Tenant has no right to submit a draw to Issuer under the Letter of Credit;

(b) Tenant is not a third-party beneficiary of the contractual relationship between Landlord and Issuer established by the Letter of Credit, and Landlord's ability to either draw under the Letter of Credit for the full or any partial amount thereof or to apply Draw Proceeds may not, in any way, be conditioned, restricted, limited, altered, impaired or discharged by virtue of any Laws to the contrary, including, without limitation, any Laws that restrict, limit, alter, impair, discharge or otherwise affect any liability that Tenant may have under this Lease or any claim that Landlord has or may have against Tenant;

(c) neither the Letter of Credit nor any Draw Proceeds will be or become the property of Tenant, and Tenant does not and will not have any property right or interest therein;

(d) Tenant is not entitled to any interest on any Draw Proceeds;

(e) neither the Letter of Credit nor any Draw Proceeds constitute an advance payment of Rent, security deposit or rental deposit;

(f) neither the Letter of Credit nor any Draw Proceeds constitute a measure of Landlord's damages resulting from any Draw Event, Event of Default or other breach, failure or default (past, present or future) under this Lease; and

(g) Tenant will cooperate with Landlord, at Tenant's sole cost and expense, in promptly executing and delivering to Landlord all modifications, amendments, renewals, extensions and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions of this Article 18.

Section 18.1.8 Restrictions on Tenant Actions. Tenant hereby irrevocably waives any and all rights and claims that it may otherwise have at law or in equity, to contest, enjoin, interfere with, restrict or limit, in any way whatsoever, any requests or demands by Landlord to Issuer for a draw or payment to Landlord under the Letter of Credit. If Tenant, or any person or entity on Tenant's behalf or at Tenant's discretion, brings any proceeding or action to contest, enjoin, interfere with, restrict or limit, in any way whatsoever, any one or more draw requests or payments under the Letter of Credit, Tenant will be liable for any and all direct and indirect damages resulting therefrom or arising in connection therewith, including, without limitation, reasonable attorneys' fees and costs.

Section 18.1.9 Release of Letter of Credit. Provided that no Draw Event, Event of Default, or other breach or default under this Lease then exists, Landlord will deliver the Letter of Credit to the Issuer for cancellation within 45 days after Tenant surrenders the Premises to Landlord upon the expiration of the Term.

Article 19 -- Miscellaneous Provisions

19.1 Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid) or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this Section 19.1. Notices given by mail are deemed delivered within four Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery. Notices delivered by personal delivery are deemed delivered upon receipt or refusal of delivery.

19.2 Transfer of Landlord's Interest. If Landlord Transfers (other than for collateral security purposes) its ownership interest in the Premises, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that (a) the transferee agrees in writing to assume such obligations, and (b) the transferor delivers or credits to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Landlord's covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant's releases and indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferor's period of ownership.

19.3 Successors. Subject to the express provisions of this Lease, the covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

19.4 Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

19.5 Relationship of Parties. This Lease does not create, between the parties to this Lease, the relationship of principal and agent, or of partnership or joint venture, or any other association or relationship, other than that of landlord and tenant.

19.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into and made a part of this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Property Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party against whom its enforcement is sought.

19.7 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

19.8 Landlord's Limited Liability. Tenant will look solely to Landlord's interest in the Property, including net sale proceeds, net insurance proceeds and net condemnation proceeds, for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree. In no event is Landlord or any Landlord Party liable to Tenant or any other person for consequential, indirect, special or punitive damages. In no event is Tenant or any Tenant Party liable to Tenant or any other person for consequential, indirect, special or punitive damages, except in the event of a holdover pursuant to Section 16.2 or a violation of the terms of or indemnification under Article 5.

19.9 Survival. All of Tenant's obligations under this Lease accruing prior to expiration or other termination of this Lease, or that this Lease contemplates are to survive termination, will survive the expiration or other termination of this Lease until fully paid and/or performed by Tenant. Interest on surviving payment obligations will continue to accrue at the rates stated in this Lease until fully paid. Further, all of Tenant's releases and indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease until any possible Claims to which the same might apply have been absolutely barred by all applicable statutes of limitation.

19.10 Attorneys' Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the substantially prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenditures) from the non-prevailing party.

19.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth herein) and each releases and agrees to indemnify the other from and against any Claims based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified herein) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than any brokers specified herein) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable agreements executed by Landlord for the Property.

19.12 Tenant's Waiver. To the fullest extent allowable under the Laws, Tenant agrees that the Landlord Parties are not liable to Tenant or any other person for, and Tenant releases the Landlord Parties from and waives, any and all Claims resulting or arising, directly or indirectly, from (a) any existing or future breakage, defect, insufficiency, inadequacy, malfunction, interruption, failure, breakdown or similar problem in the Premises or on the Property; (b) any equipment, system or appurtenance becoming out of repair, malfunctioning or failing to function; or (c) any occurrence, event, situation, Casualty, activity, injury, emergency, condition or happening whatsoever at the Property, regardless of whether insured or insurable. This agreement, waiver and release applies regardless of whether the Claim arises (i) from personal injury, property damage, or otherwise; (ii) from the act, omission, negligence, fault or misconduct of other tenants or occupants of the Property or any other person whatsoever; and/or (iii) from Force Majeure, or any other cause or reason whatsoever. Nothing in this Section 19.12, however, relieves Landlord from any liability to Tenant (A) for the breach of any obligation of Landlord that is expressly set forth in this Lease; or (B) with respect to any remedy of Tenant that may be specifically and expressly set forth elsewhere in this Lease.

19.13 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State. Any suit against Landlord or Tenant relating to this Lease must be brought in the county in which the Property is located or, if the suit is brought in federal court, in any federal court appropriate for suits arising in such county; Landlord and Tenant waive the right to bring suit against each other elsewhere.

19.14 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

19.15 Joint and Several Liability. All parties signing this Lease as Tenant and any Guarantor(s) of this Lease are jointly and severally liable for performing all of Tenant's obligations under this Lease.

19.16 Independent Obligations. Except for any right of offset or abatement that may be expressly and specifically set forth in this Lease, Tenant's covenants and obligations to pay Rent are independent from any of Landlord's covenants, obligations, warranties or representations in this Lease.

19.17 Tenant's Organization Documents; Authority. If Tenant is an entity, Tenant will, within 10 days after Landlord's written request, deliver to Landlord (a) Certificate(s) of Good Standing from the state of formation of Tenant and, if different, the State, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a copy of Tenant's organizational documents and any amendments or modifications thereof, certified as true, correct and complete by an appropriate

official of Tenant. Tenant represents and warrants that the individual signing this Lease on behalf of Tenant is duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized, binding and enforceable obligation of Tenant.

19.18 Force Majeure. If Landlord is delayed in or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, Landlord's performance of such obligation will be excused for a period equal to the period of delay actually caused by the Force Majeure event.

19.19 Management. Property Manager is authorized to manage the Property. Landlord appointed Property Manager to act as Landlord's agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to take actions and give notices and demands under this Lease on Landlord's behalf.

19.20 Financial Statements. Tenant will, without charge to Landlord and within 10 days after written request by Landlord (but not more than once per calendar year and only in connection with a potential sale or financing of the Building), deliver to Landlord copies of Tenant's audited financial statement for the then most recently ended fiscal year of Tenant, and for the preceding two fiscal years, including the certification of its auditor and any and all auditors' notes thereto, provided if it is not Tenant's normal practice to audit financial statements, Tenant shall be permitted to deliver its financial statements as Tenant may maintain in the ordinary course of Tenant's business. Such financial statements must also be certified by an independent certified public accountant or by Tenant's chief financial officer that the same are a true, complete and correct statement of Tenant's financial condition as of the date of such financial statements. Landlord shall limit the number of times it requests the information described in this Section 19.20 to not more than one times during any single calendar year during the Term. Landlord will be entitled to provide copies or otherwise disclose all such financials statements to actual or prospective lenders, purchasers, joint venture partners or other business associates, and their respective attorneys, accountants, brokers and other advisors, provided that Landlord shall advise the permitted recipients of the confidential nature of such financial statements prior to such disclosure and Tenant shall have the right to require Landlord and such permitted recipients to execute a confidentiality agreement in reasonable form prior to such disclosure. Notwithstanding anything herein to the contrary, if Tenant's shares are traded on a public exchange, Landlord will look solely to public sources of information to secure data concerning Tenant's financial condition and affairs, and Tenant shall not be required to provide the information described in this Section 19.20 to Landlord.

19.21 No Recording; Digital Image. Tenant will not record this Lease or any memorandum of this Lease. Landlord and Tenant agree to accept a digital image of this Lease, as executed, as a true and correct original and admissible for the purposes of state law, Federal Rule of Evidence 1002, and like statutes and regulations.

19.22 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord and Tenant that each party will keep confidential. Accordingly, neither party will directly or indirectly, disclose the terms and conditions of this Lease to any other person or entity other than their respective employees, accountants, attorneys, real estate consultants, investors, lenders, prospective lenders, prospective purchasers, prospective transferees, and agents who have a legitimate need to know such information (and who will also keep the same in confidence) unless, and only to the extent, any such disclosure is required by law or appropriate judicial order or to enforce the terms of this Lease.

19.23 Construction of Lease and Terms. The terms and provisions of this Lease are the result of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by legal counsel and/or other advisors of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease are to be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions are to be interpreted or construed against the party who drafted the same. Landlord's submission of this instrument to Tenant in draft or final form for examination or signature does not constitute any reservation of, or agreement or option to lease, the Premises. When executed by Tenant and delivered to Landlord, this Lease will be construed as an offer from Tenant to lease the Premises on the terms set forth in this Lease. Tenant's offer to lease may be accepted, and a binding agreement between Tenant and Landlord

created, only by Landlord's execution of this Lease and delivery of the fully-executed Lease to Tenant. Once so delivered by Landlord, this Lease will be deemed effective as of the Effective Date.

19.24 Anti-Terrorism Representation. Neither Tenant nor any of its affiliates or constituents nor, to the best of Tenant's knowledge, any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("**Anti-Terrorism Order**") or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Tenant nor any of its affiliates or constituents nor, to the best of Tenant's knowledge, any brokers or other agents of same, (i) are or will be-conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Tenant's knowledge neither Tenant nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under the Lease, and Landlord shall have the right to exercise all of the remedies set forth in the Lease upon an Event of a Default or to terminate the Lease immediately.

19.25 Counterparts; Electronic Transmission. This Lease may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. To facilitate execution of this Lease, the parties may execute and deliver counterparts hereof (or counterparts of the signature page or pages hereof) by facsimile or electronic transmission, and such facsimile or electronically transmitted counterparts will be binding and enforceable to the same extent as originals thereof.

[Signatures on following page]

Landlord and Tenant have each caused this Lease to be executed and delivered by their duly authorized representatives.

LANDLORD:

COI NEW ALBANY INDUSTRIAL 300, LLC, an Ohio limited liability company

By: [signature]
Name: David Harrison
Title: Manager

Effective Date: 1 27, 2020

TENANT:

HIMS, INC., a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________

ACKNOWLEDGEMENTS

STATE OF Missouri
COUNTY OF Jackson

Before me a Notary Public in and for said county, personally appeared David Harrison, the Manager of 601 New Albany Industrial 300, LLC, an Ohio limited liability company, known to me to be the person who executed the foregoing instrument, signed the same, and acknowledged to me that he/she did so sign said instrument on behalf of the limited liability company as an officer; that the same is his/her free act and deed as such officer, and the free act and deed of said limited liability company; and that he/she was duly authorized thereunto.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal at Kansas City, Missouri, this 27 day of January, 2020 No oath or affirmation was administered to the signer with regard to the notarial act.

(Seal)

Cynthia Aitken
(Signature of Notary Public)
My commission expires: 4-26-2023

CYNTHIA AITKEN
Notary Public, Notary Seal
State of Missouri
Jackson County
Commission # 15178092
My Commission Expires 04-26-2023

STATE OF ____________
COUNTY OF ____________

Before me a Notary Public in and for said county, personally appeared ____________, the ____________ of ____________, a Delaware corporation, known to me to be the person who executed the foregoing instrument, signed the same, and acknowledged to me that he/she did so sign said instrument on behalf of the limited liability company as an officer; that the same is his/her free act and deed as such officer, and the free act and deed of said limited liability company; and that he/she was duly authorized thereunto.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal at ____________, ____________, this ____ day of ____________, 20__. No oath or affirmation was administered to the signer with regard to the notarial act.

(Seal)

____
(Signature of Notary Public)
My commission expires: ____________

Landlord and Tenant have each caused this Lease to be executed and delivered by their duly authorized representatives.

LANDLORD:

COI NEW ALBANY INDUSTRIAL 300, LLC, an Ohio limited liability company

By: ______________________________
Name: ____________________________
Title: _____________________________

Effective Date: ____ ____, ~~201_~~ 2020

TENANT:

HIMS, INC., a Delaware corporation

By: [signature]
Name: Soleil Boughton
Title: General Counsel & Secretary

ACKNOWLEDGEMENTS

STATE OF ____________________
COUNTY OF ____________________

Before me a Notary Public in and for said county, personally appeared ____________________________, the ____________________ of ____________________, an Ohio limited liability company, known to me to be the person who executed the foregoing instrument, signed the same, and acknowledged to me that he/she did so sign said instrument on behalf of the limited liability company as an officer; that the same is his/her free act and deed as such officer, and the free act and deed of said limited liability company; and that he/she was duly authorized thereunto.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal at ________________________, ________________, this ______ day of _____________, 20__. No oath or affirmation was administered to the signer with regard to the notarial act.

(Seal)

____
(Signature of Notary Public)
My commission expires:__________________

STATE OF California
COUNTY OF San Francisco

Before me a Notary Public in and for said county, personally appeared Soleil Boughton, the Act Secretary of Hims, Inc, a Delaware corporation, known to me to be the person who executed the foregoing instrument, signed the same, and acknowledged to me that he/she did so sign said instrument on behalf of the limited liability company as an officer; that the same is his/her free act and deed as such officer, and the free act and deed of said limited liability company; and that he/she was duly authorized thereunto.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal at Hims, Inc offices, San Francisco, CA, this 24 day of January, 2020. No oath or affirmation was administered to the signer with regard to the notarial act.

(Seal)

KELSEY LAUREN MENDENHALL
Notary Public - California
San Mateo County
Commission # 2212760
My Comm. Expires Sep 3, 2021

(Signature of Notary Public)
My commission expires: 9/3/2021

4849-8513-9378, v. 1

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT **CIVIL CODE § 1189**

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California)
County of San Francisco)

On ____________ before me, Kelsey Mendenhall,
Date Here Insert Name and Title of the Officer

personally appeared Soleil Boughton
Name(s) of Signer(s)

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

KELSEY LAUREN MENDENHALL
Notary Public - California
San Mateo County
Commission # 2212760
My Comm. Expires Sep 3, 2021

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature [signature]
Signature of Notary Public

Place Notary Seal Above

OPTIONAL

Though this section is optional, completing this information can deter alteration of the document or fraudulent reattachment of this form to an unintended document.

Description of Attached Document

Title or Type of Document: Lease
Document Date: 1/24/2020 Number of Pages: 1
Signer(s) Other Than Named Above: ____________

Capacity(ies) Claimed by Signer(s)

Signer's Name: Soleil Boughton
☒ Corporate Officer — Title(s): GC
☐ Partner — ☐ Limited ☐ General
☐ Individual ☐ Attorney in Fact
☐ Trustee ☐ Guardian or Conservator
☐ Other: ____________
Signer Is Representing: ____________

Signer's Name: ____________
☐ Corporate Officer — Title(s): ____________
☐ Partner — ☐ Limited ☐ General
☐ Individual ☐ Attorney in Fact
☐ Trustee ☐ Guardian or Conservator
☐ Other: ____________
Signer Is Representing: ____________

Exhibit A – Definitions

"**ADA**" means the accessibility requirements of Title III of the applicable provisions of the Americans with Disabilities Act of 1990, as amended.

"**Additional Rent**" means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.

"**Affiliate**" means, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity. For purposes of this definition, "control" means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.

"**Allowance Construction Costs**" means the sum of (a) all actual so-called "hard" construction costs of the Tenant's Improvements, including, without limitation, the cost of all materials, labor, equipment, hoisting, insurance (including, without limitation, any builders risk insurance regardless of whether Landlord or its contractor provides such insurance), taxes and permits (all of which will be documented and verifiable), (b) any Change Order Costs to which Landlord and Tenant (or their respective representatives) have agreed in writing regarding the Tenant's Improvements, (c) all actual so-called "soft" costs in connection with the planning, design and construction of the Tenant's Improvements, including, without limitation, all architect's, engineer's and design fees, all fees and costs relating thereto and all other consulting fees and costs, (d) the actual cost of all on-site and off-site project management time and other general conditions in connection with the construction of the Tenant's Improvements, and (e) a fee equal to 4% of all of the hard costs described in the foregoing clauses (a), (b), (c) and (d), which fee will be in lieu of overhead and profit, any construction management fees, and any other fees to Landlord. The Allowance Construction Costs will also include the aggregate of all interest costs actually incurred by Landlord, or its subcontractors arising in connection with any resultant delays and any and all enforceable payment obligations under those contracts or modifications to contracts entered into by Landlord or its subcontractors, that are necessary to effectuate the work or a specific Change Order.

"**Alteration**" means any change, alteration, addition or improvement to the Premises or Property.

"**Bankruptcy Code**" means the United States Bankruptcy Code as the same now exists and as the same may be amended, including, without limitation, any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

"**Basic Rent**" means the basic rent payable by Tenant under this Lease, initially in the amounts specified in the Basic Terms.

"**Basic Terms**" means the terms of this Lease identified as the "Basic Terms" located before Article 1.

"**Building**" means that certain industrial/warehouse building now existing on the Land.

"**Building Systems**" means structural, mechanical, electrical, plumbing, sprinkler systems or heating, ventilating and air conditioning systems of the Building.

"**Business Days**" means any day other than Saturday, Sunday or a legal holiday in the State.

"**Casualty**" means any physical loss, destruction or damage to property that is caused by (a) fire, windstorm, hail, lightning, vandalism, theft, explosion, collision, accident, flood, earthquake, collapse, or any other peril (including, without limitation, malfunctions or failures of equipment, machinery, sprinkling devices, or air conditioning, heating or ventilation apparatus; occurrences or presence of water, snow, frost, steam, gas, sewage, sewer backup, odors, noise, hail or excessive heat or cold; broken or falling plaster, ceiling tiles, fixtures or signs; broken glass; or the bursting or leaking of pipes or plumbing fixtures); or (b) any other event, occurrence, peril or cause whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and regardless of whether covered or coverable by insurance. "**Casualty**" does not include (i) any waste or excessive or

unreasonable wear and tear, (ii) any loss, destruction or damage arising or resulting from the placement, disposal or release of Hazardous Materials in, on, under, about, or from the Property by either Landlord or Tenant, or (iii) reasonable wear and tear to the Premises, Property or Landlord's Personal Property resulting from the uses permitted under this Lease.

"Certificate of Occupancy" means a certificate of occupancy, governmental sign-off or other document, permit or approval (whether conditional, unconditional, temporary or permanent) that must be obtained by Landlord from the appropriate governmental authority as a condition to the lawful initial occupancy by Tenant of the Premises or any applicable portion thereof.

"Change Order" means a written order prepared by or on behalf of either Landlord or Tenant, and signed by both Landlord and Tenant, stating in detail the change in the work, and, if appropriate, the increase or decrease to the scope of work, and any anticipated change in the scheduled date for the construction thereof or any change in the cost thereof resulting therefrom; provided, however, that any change in the work generally described in the Outline Specifications or the Site Plan, and any revisions in the Issued for Construction Plans (either as initially proposed or as finalized) that would effect a change from the work generally described in the Outline Specifications or the Site Plan, or in the theretofore finalized Issued for Construction Plans, will constitute a Change Order hereunder, regardless of whether Tenant signs a written order in regard thereto. In the event any Change Order is required (a) by any governmental agency with jurisdiction over the work, (b) as a result of field conditions that cannot be reasonably avoided, or (iii) to substitute reasonably equivalent materials to avoid unanticipated delays, strikes or shortages, then Landlord will be authorized to make such changes at Tenant's sole cost and expense and will provide written notice to Tenant.

"Change Order Costs" means the sum of (a) all actual so-called "hard" construction costs thereof, including, without limitation, the cost of all materials, labor, equipment, hoisting, insurance, taxes and permits related thereto (all of which will be documented and verifiable); (b) all actual so-called "soft" costs in connection therewith, including, without limitation, all architect's, engineer's and design fees, and all fees and costs relating to the review and approval thereof; (c) the actual cost of all on-site and off-site project management time and other general conditions in connection therewith; and (d) a fee equal to 8% of all of the hard costs described in the foregoing clauses (a), (b) and (c), which fee will be in lieu of overhead and profit, any other construction management fees, and any other fees to Landlord. All of the aforesaid actual costs will also include, without limitation, the aggregate of all interest costs actually incurred by Landlord arising in connection with any resultant delays and any and all enforceable payment obligations under those contracts or modifications to contracts entered into by Landlord or its subcontractors, that are necessary to effectuate the Change Order.

"Claims" means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses including, without limitation, reasonable attorneys' fees and the costs and expenses of enforcing any obligation under this Lease.

"Commencement Date" means the earlier of (a) the date that Landlord delivers exclusive possession of the Premises to Tenant in the condition required herein, following Substantial Completion of Tenant's Improvements in the Premises, (b) the date Tenant commences business operations in the Premises, or (c) the date Substantial Completion of Tenant's Improvements in the Premises would have occurred but for Tenant Delay; provided, however, that the Commencement Date will not be earlier than the Delivery Date specified in the Basic Terms unless Tenant commences business operations in the Premises before such Delivery Date.

"Common Area" means the parking area, driveways, landscaped areas, Building electrical/sprinkler room, and other areas of the Property outside of the Premises that Landlord may designate from time to time as common area.

"Condemning Authority" means any person or entity with a statutory or other power of eminent domain.

"Deciding Appraiser" has the meaning set forth in Section 1.6.1.

"Delivery Date" means the target date for Landlord's delivery of the Premises to Tenant, which initially is the delivery date specified in the Basic Terms.

"Effective Date" means the date set forth as such by Landlord when Landlord executes this Lease, as indicated on the signature page.

"Event of Default" means the occurrence of any of the events specified in Section 14.1, or the occurrence of any other event that this Lease expressly labels as an "Event of Default."

"Fair Market Basic Rent" means the fair market base rental rate for the Premises for the applicable extension period in relation to comparable (in quality, location and size) space located in the Building and/or the New Albany, Ohio submarket, with due consideration given to the following factors regarding the Premises and Tenant, on the one hand, and the comparable space(s) and tenant(s), on the other hand: (a) the creditworthiness of the tenant; (b) the location, quality and age of the building(s); (c) the extent and quality of leasehold improvements (existing or to be provided) in the premises; (d) rent abatements, if any; (e) the location of the premises within the building; (f) the length of the term; (g) the nature and extent of services provided by the landlord; (h) expense stops, if any; (i) any other concessions given; and (j) other pertinent factors.

"First Lease Month" means: (i) if the Commencement Date is the first day of a calendar month, then the First Lease Month is the calendar month that includes the Commencement Date; or (ii) if the Commencement Date is not the first day of a calendar month, then the First Lease Month is the Stub Month plus the calendar month immediately following the Stub Month.

"Force Majeure" means acts of God; strikes; lockouts; labor troubles; inability to procure materials; inclement weather; governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Tenant or Landlord's reasonable control (including, without limitation, Tenant Delays).

"Guarantor" means any person or entity at any time providing a guaranty of all or any part of Tenant's obligations under this Lease. As of the date of the Lease, there is no Guarantor.

"Hazardous Materials" means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of "hazardous substances," "hazardous wastes," "Hazardous materials," "extremely hazardous wastes," " restricted hazardous wastes," "toxic substances," "toxic pollutants," "solid waste," or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) oil or any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) infectious waste. It is the intent of the parties hereto to construe the term "Hazardous Materials" in its broadest sense. Notwithstanding the foregoing, the term "Hazardous Materials" does not (and is not intended to) include fungus, mold or mildew of any type or kind, or any spores, secretions, or other substances or odors emanating from or relating to any fungus, mold or mildew of any type or kind.

"Hazardous Materials Laws" means any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, which classify, regulate, list or define Hazardous Materials.

"Improvement Allowance" means the allowance provided by Landlord to Tenant to be applied to the cost of the Tenant's Improvements, as specified in the Basic Terms.

"Issued for Construction Plans" means the final issued for construction working drawings and specifications that Landlord will initially prepare and submit to Tenant, and that will be finalized in accordance with Section 17.1.2.

"Land" means that certain real property legally described on the attached Exhibit B.

"Landlord" means only the owner or owners of the Property at the time in question.

"Landlord Parties" means Landlord, Property Manager, their Affiliates, any mortgage lender regarding the Property, and their respective officers, directors, partners, shareholders, members and employees.

"Landlord's Knowledge" "to the best of Landlord's knowledge" and words of similar import mean will mean the actual knowledge of Ryan Lidke, without independent inquiry or investigation.

"Landlord's Personal Property" means any trade fixtures, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Property that is owned or leased by, or is otherwise under the care, custody or control of, Landlord or its agents, employees, contractors, or invitees.

"Landlord's Unreleased Casualty Claims" means any uninsured loss or deductible amount Landlord incurs as a result of any Casualty to the Premises, Property or Landlord's Personal Property that is caused by the negligent acts or omissions of Tenant, up to a maximum of $25,000 (to be increased 3% per year for inflation during the Term) for any single occurrence.

"Laws" means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Property Rules and Permitted Encumbrances; provided, however, that with respect to Landlord's construction obligations, "Laws" will mean only any applicable building code and the dimensional aspects of any applicable zoning ordinances, except as otherwise expressly provided herein.

"Lease" means this Warehouse Lease Agreement, as the same may be amended or modified after the Effective Date.

"Lease Month" means each of the First Lease Month and every calendar month following the First Lease Month.

"Letter of Credit" means the "Letter of Credit" as defined in Section 18.1.

"Letter of Credit Required Amount" means the "Letter of Credit Required Amount" set forth in the Basic Terms.

"Major Alterations" means Alterations involving any modifications (a) to Building Systems or that adversely affect the Building structure, Building Systems or the exterior of the Building, or (b) to any portion of the Property outside of the interior of the Premises.

"Maximum Rate" means interest at a per annum rate equal to four percentage points in excess of the "prime rate" of interest from time to time published in *The Wall Street Journal* (or, if it is not then in existence or not then publishing a "prime rate" of interest, its successor, or if neither is then in existence not then publishing a "prime rate" of interest, another reasonably comparable financial publication selected by Landlord), from the date when the same is due until the same has been paid; provided, however, that if such rate exceeds the maximum interest rate permitted by law, such rate will be reduced to the highest rate allowed by law under the circumstances.

"Mortgage" means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

"Net Rent" means all Rent that Landlord actually receives from any re-letting of all or any part of the Premises, after first deducting the Re-Entry Costs and any other amounts owed by Tenant to Landlord.

"**Notices**" means all notices, deliveries, demands or requests that may be or are required to be given, provided, demanded or requested by either party to the other as provided in this Lease, excluding communications by Landlord regarding Tenant's Improvements that are made to the "Tenant Representative" appointed by Tenant under Article 17.

"**Operating Expenses**" means, subject to the exclusions listed below, all costs, expenses and charges that Landlord pays or incurs in connection with managing, maintaining, repairing and operating the Property, as reasonably determined by Landlord in the exercise of management principles consistent with other landlords in the Columbus, Ohio metropolitan area, including, without limitation, the following:

(a) insurance premiums and commercially reasonable deductible amounts under any insurance policy

(b) electricity, water, sewer, gas and other utility charges;

(c) lawn care and landscaping;

(d) re-painting, re-striping, seal-coating, cleaning, sweeping, patching and repairing paved surfaces;

(e) snow removal;

(f) maintenance and repair of the Building and Common Areas;

(g) rubbish removal and other services provided to the Property;

(h) property association fees, dues and assessments and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property;

(i) wages, benefits and other related costs and expenses payable to and associated with persons at the level of manager and below whose duties are connected with managing, maintaining, repairing and operating the Property (but only for the portion of such persons' time allocable to the Property);

(j) uniforms, supplies, materials, lighting systems (including bulbs, poles and fixtures) and equipment used in connection with managing, maintaining, repairing and operating the Property;

(k) replacements required for the normal maintenance, repair and operation of the Property;

(l) reasonable management fees not to exceed 3% of gross revenues;

(m) capital improvements installed by Landlord either (i) to comply with changes in Laws or the interpretation or enforcement thereof occurring after the Effective Date, or (ii) with a reasonable expectation of reducing energy costs or other Operating Expenses; provided that in computing Operating Expenses Landlord will amortize the cost of such capital improvements (including reasonable charges for interest on the unamortized amount) over the shorter of (A) their useful life (as reasonably determined by Landlord), and (B) five years;

(n) costs, expenses and charges incurred by Landlord in connection with public rights of way or other public facilities, easements or other appurtenances to the Property; and

(o) such other costs, expenses and charges as may ordinarily be incurred in connection with managing, maintaining, repairing and operating an industrial/warehouse complex similar to the Property.

"Operating Expenses" do not include the following:

(aa) the cost of capital improvements to the Property, except as provided in clause (m) above;

(bb) marketing costs, leasing commissions and tenant expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants;

(cc) legal expenses incident to Landlord's enforcement of any lease;

(dd) interest or principal payments, late charges, penalties, liquidated damages, bad-debt expenses, interest and amortization on any Mortgage of Landlord;

(ee) any expense for which Landlord is directly reimbursed by another tenant other than as an Operating Expense;

(ff) the cost of any repairs, restoration or other work for which Landlord is directly reimbursed by insurance proceeds, warranty proceeds, or Taking awards;

(gg) any amount paid for products or services to an entity that is an Affiliate of Landlord, but only to the extent such amount exceeds the fair market value of such services and products;

(hh) the costs of any utilities that are separately metered to the Premises;

(ii) any fines or penalties imposed on Landlord for failing to timely perform its obligations under this Lease;

(jj) salaries of employees not related to the management, operation, repair or maintenance of the Property;

(kk) any rent payable under any ground lease now or hereafter affecting the Property;

(ll) expenses resulting from any violation by Landlord of the terms of any lease of space in the Building;

(mm) any bad debt loss, rental loss, or reserves for bad debts or rental loss;

(nn) costs (other than the cost of routine maintenance and monitoring) of remediation of Hazardous Materials that are in or on the Property as of the Effective Date and that are classified as Hazardous Materials under Laws in effect as of the Effective Date;

(oo) any costs that would allow Landlord a "double recovery" of any other costs for which Landlord is directly reimbursed other than as an Operating Expense;

(pp) costs arising from Landlord's charitable or political contributions;

(qq) overhead and profit paid to Landlord or its affiliated subsidiaries or parent entities for goods and/or services in the Building or Property, to the extent the same exceeds the costs which would be incurred for the same if provided by unaffiliated third parties on a competitive basis;

(rr) costs reasonably attributable to any commercial concession in the Building or Property which is not available to Tenant free of charge or on a subsidized basis;

(ss) marketing, advertising and promotional expenditures;

(tt) debt service, origination or prepayment fees and other costs associated with mortgages, or any ground lease rent;

(uu) costs to correct design or construction defects in the Building;

(vv) costs associated with the operation of the business or partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation, management, repair, replacement and/or maintenance of the Premises or the Building, including costs of defending any lawsuits with any mortgage (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building or Property and costs incurred in disputes between Landlord and its employees, managers or other tenants or occupants.

"Outline Specifications" has the meaning set forth in Section 17.1.

"Permitted Encumbrances" means all easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property.

"Premises" means that certain space situated in the Building shown and designated on the Site Plan and described in the Basic Terms.

"Premises Building Systems" means the portions of Building Systems for which Tenant is responsible to maintain.

"Property" means, collectively, the Land, Building and all other improvements on the Land.

"Property Expenses" means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term.

"Property Manager" means the property manager named in the Basic Terms or any successor property manager Landlord may appoint from time to time to manage the Property.

"Property Rules" means those certain rules set forth on the attached <u>Exhibit E</u>, as Landlord may amend the same from time to time.

"Property Taxes" means any general real property tax, improvement tax, assessment, special assessment, reassessment, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including, without limitation, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term "Property Taxes" includes, without limitation, all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term "Property Taxes" does not include Landlord's state or federal income, franchise, estate or inheritance taxes or penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to any Real Property Taxes, when due. If Landlord is entitled to pay, and elects to pay, any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term "Property Taxes" for such calendar year. If Landlord receives an exemption of Property Taxes under the CRA Agreement, the benefits of such exemption shall accrue to Tenant to the extent applicable during the Term.

"Re-Entry Costs" means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises after an Event of Default, including, without limitation, all costs and expenses Landlord incurs (a)

maintaining or preserving the Premises; (b) recovering possession of the Premises, removing persons and property from the Premises and storing such property (including court costs and reasonable attorneys' fees); (c) renovating or altering the Premises; and/or (d) reletting the Premises (including, without limitation, real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises). "Re-Entry Costs" also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

"Rent" means, collectively, Basic Rent and Additional Rent.

"Rent Tax" means any tax or excise on rents and all other sums and charges required to be paid by Tenant under this Lease, any margin tax, gross receipts tax, transaction privilege tax or other tax, however described, that is levied or assessed by the United States of America, the State or any city, municipality or political subdivision thereof, against Landlord in respect to the Basic Rent, Additional Rent or other charges payable under this Lease or as a result of Landlord's receipt of such rents or other sums or charges accruing under this Lease; provided, that "Rent Tax" does not include any federal, state or local income tax or other tax, however denominated, that is applied to or measured by the net income of Landlord.

"Site Plan" has the meaning set forth in the Basic Terms.

"State" means the State in which the Property is located.

"Stub Month" means, if the Commencement Date is not the first day of a calendar month, the period from (and including) the Commencement Date through the last day of the calendar month that includes the Commencement Date.

"Substantial Completion" means either (a) the issuance of a Certificate of Occupancy (or all approvals required for the issuance thereof) for the Premises, thereby allowing Tenant the lawful ability to occupy the Premises, or (b) if a Certificate of Occupancy is not required as a condition to Tenant's lawful occupancy of the Premises, the substantial completion (subject to punch list items) of Tenant's Improvements for the Premises, as confirmed in writing by Landlord's architect; provided, however, that if either (a) or (b) is delayed or prevented because of any Tenant Delays or work for which Tenant is responsible to perform in the Premises, "Substantial Completion" means the performance, subject to punch list items, of all of Landlord's work that is necessary for either (a) or (b) to occur (or would have been performed were it not for Tenant Delays) and Landlord has made the Premises available to Tenant for the performance of Tenant's work (or would have made the Premises so available were it not for Tenant Delays).

"Taking" means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

"Telecommunications Equipment" means a microwave dish or similar antenna for telecommunications that Tenant may maintain on the roof of the Building (or another location on the Property) solely for Tenant's personal use within the Premises and in accordance with Section 4.8.

"Tenant" means the tenant identified in this Lease and such tenant's permitted successors and assigns. In any provision relating to the conduct, acts or omissions of "Tenant," the term "Tenant" includes the tenant identified in this Lease and such tenant's agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant's express or implied permission.

"Tenant Damage" means any loss, destruction or damage to the Premises, Property or Landlord's Personal Property caused by (a) gross negligence or reckless or intentionally wrongful acts, omissions or conduct of Tenant, (b) any waste or excessive or unreasonable wear and tear caused or permitted by Tenant, (c) any unauthorized modifications or Alterations caused or permitted by Tenant; (d) Tenant's installation or removal of any Alterations or Tenant's Personal Property; (e) Tenant's failure to surrender possession of the Premises in accordance with the requirements of Article 16 hereof; or (f) the negligent acts or omissions of Tenant, but only to the extent of any uninsured loss or deductible amount Landlord incurs as a result thereof, up to a maximum of $25,000 (to be increased 3% per year for inflation during the Term for any single occurrence).

"Tenant Delay" means any delay caused or contributed to by Tenant, including, without limitation, with respect to Tenant's Improvements, Tenant's failure to timely prepare or approve a space plan for Tenant's Improvements, Tenant's failure to timely prepare or approve the Issued for Construction Plans, and any delay from any revisions Tenant proposes to the approved Issued for Construction Plans. A Tenant Delay excuses Landlord's performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.

"Tenant Parties" means the tenant identified in this Lease, its Affiliates, and their respective officers, directors, partners, shareholders, members and employees.

"Tenant's Improvements" means those initial improvements to the Premises that are generally described in the Outline Specifications attached hereto as Exhibit F, subject to Article 17, and more particularly described on the Issued for Construction Plans.

"Tenant's Personal Property" means any trade fixtures, racking, conveyer systems, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Property that is owned or leased by, or is otherwise under the care, custody or control of, Tenant or its agents, employees, contractors, or invitees.

"Tenant's Share of Property Expenses" means the product obtained by multiplying the amount of Property Expenses for the period in question by the Tenant's Share of Property Expenses Percentage.

"Tenant's Share of Property Expenses Percentage" means the percentage computed by (a) dividing the rentable square feet of the Premises by the total rentable square feet of the Building and (b) multiplying the quotient by 100, and is subject to adjustment from time to time based on corrective measurement of the Premises or the Building by Landlord.

"Tenant's Unreleased Casualty Claims" means any uninsured loss or deductible amount Tenant incurs as a result of any Casualty to Tenant's Personal Property that is caused by the negligent acts or omissions of Landlord or any Landlord Party, up to a maximum of $25,000 (to be increased 3% per year for inflation during the Term) for any single occurrence.

"Tenant Users" means the Tenant Parties and Tenant's agents, representatives, contractors, subcontractors, invitees, guests, clients, and any other persons or entities who use, occupy or enter upon the Premises or the Property in connection with Tenant's use and occupancy of the Premises.

"Term" means the initial term of this Lease specified in the Basic Terms and, if applicable, any exercised extension period then in effect.

"Transfer" means an assignment, transfer, sublease, license or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any right, title or interest in or created by this Lease or the Premises. The term "Transfer" also includes any assignment, transfer or conveyance (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant or any Guarantor that results or could result in a change of control of Tenant or any Guarantor.